                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                      / X /

Filed by a Party other than the Registrant   /   /

Check the appropriate box:
/   /  Preliminary Proxy Statement
/ X /  Definitive Proxy Statement
/   /  Definitive Additional Materials
/   /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                            PDG ENVIRONMENTAL, INC.
- ---------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                            PDG ENVIRONMENTAL, INC.
- ---------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

/ X /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/   /  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
/  /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------
      2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

         ---------------------------------------------------------------
      4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------

      * Set forth the amount on which the filing fee is calculated and state how it was determined.


/  /  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         --------------------------------------------------------------

      2) Form, Schedule or Registration Statement No.:
         --------------------------------------------------------------

      3) Filing Party:
         --------------------------------------------------------------

      4) Date Filed:
         --------------------------------------------------------------

                            PDG ENVIRONMENTAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


The Annual Meeting of Stockholders of PDG Environmental, Inc. (the "Corporation") will be held at the Harley Hotel, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, on Wednesday, October 16, 1996 at 9:00 o'clock a.m., Eastern Daylight Time, for the following purposes:

         (a)     To elect two (2) directors for a term of one (1) year each;

         (b) To ratify Ernst & Young LLP as the Corporation's independent auditors.

         (c) To approve an amendment to the PDG Environmental, Inc. Incentive Stock Option Plan increasing the number of shares of the Common Stock of PDG Environmental, Inc. which may be granted thereunder by 850,000 to a total of 1,550,000.

         (d) To approve an amendment to the PDG Environmental, Inc. 1990 Stock Option Plan for Non-Employee Directors to provide for the award of 10,000 options to purchase shares of the Corporation's Common Stock to each Non-Employee Director upon their re-election to the Board of Directors.

         (e) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed August 30, 1996, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting.

Stockholders are requested to sign, date and return the enclosed proxy in the accompanying stamped and addressed envelope.


                                  Dulcia Maire
                                  Secretary

Monroeville, Pennsylvania
September 12, 1996

                                PROXY STATEMENT

                            PDG ENVIRONMENTAL, INC.
                                300 OXFORD DRIVE
                        MONROEVILLE, PENNSYLVANIA 15146
                                 (412) 856-2200

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                OCTOBER 16, 1996

This Proxy Statement is being furnished to all stockholders of PDG Environmental, Inc. (the "Corporation") in connection with the solicitation of proxies by its board of directors (the "Board of Directors") for use at the annual meeting of the stockholders of the Corporation to be held on October 16, 1996, and any adjournment or postponement thereof (the "Annual Meeting"), which is being held for the purpose of: (a) electing two (2) directors for a term of one (1) year each; (b) ratifying Ernst & Young LLP as the Corporation's independent auditors; (c) approving an amendment to the PDG Environmental, Inc. Incentive Stock Option Plan increasing the number of shares of the Common Stock of PDG Environmental, Inc. which may be granted thereunder by 850,000 to a total of 1,550,000; and (d) approving an amendment to the PDG Environmental, Inc. 1990 Stock Option Plan for Non-Employee Directors to provide for the award of 10,000 options to purchase shares of the Corporation's common Stock to each Non-Employee Director upon their re-election to the Board of Directors. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being sent to the stockholders of the Corporation on or about September 12, 1996. A copy of the Annual Report for the fiscal year ended January 31, 1996 accompanies this Proxy Statement or has been previously mailed to stockholders entitled to vote at the Annual Meeting.

                               THE ANNUAL MEETING

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of PDG Environmental, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders of the Corporation to be held on October 16, 1996 at 9:00 a.m. local time at the Harley Hotel, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying Notice of Annual Meeting of Stockholders are being sent to the stockholders of the Corporation on or about September 12, 1996.

VOTING RIGHTS AND PROXY INFORMATION.

The Board of Directors of the Corporation has fixed the close of business on August 30, 1996, as the record date for the determination of stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof (the "Record Date"). All holders of record of shares of either common stock, par value $0.02, of the Corporation ("Common Stock") or Series A cumulative convertible preferred stock, par value $0.01, of the Corporation ("Series A Preferred Stock") will be entitled to vote at the Annual Meeting on all matters voted upon. On the Record Date, there were 5,908,868 shares of common stock outstanding and entitled to vote and 186,052 shares of Series A Preferred Stock which entitles the holders thereof to vote 744,208 shares when voting with the Common Stock as a single class. On the Record Date, the Common Stock was held by 2,201 stockholders of record and the Series A Preferred Stock was held by 4 stockholders of record.

On all matters to be voted upon at the Annual Meeting, the holders of shares of Common Stock and Series A Preferred Stock will vote together as a single class with each holder of Common Stock entitled to cast one (1) vote per share and each holder of Series A Preferred Stock entitled to such number of votes as equals the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible. On the Record Date, each share of Series A Preferred Stock was convertible into 4.20 shares of Common Stock. The presence, in person or by properly executed proxy, of the holders of the majority of the outstanding shares of Common Stock and Series A Preferred Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

As of August 30, 1996, the directors and officers of the Corporation as a group controlled approximately 44% of the Common Stock and Series A Preferred Stock voting as a single class. See "Security Ownership of Certain Beneficial Owners and Management." Each director and officer of the Corporation has indicated that he or she intends to vote in favor of each of the matters to be acted upon at the Annual Meeting.

All shares of Common Stock and Series A Preferred Stock which are represented at the Annual Meeting by properly executed proxies received by the Board of Directors prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting and will be voted in accordance with the instructions indicated on such proxies including any instruction directing abstention from voting. If no instructions are indicated with respect to any shares for which properly executed proxies are received, such proxies will be voted FOR the election of the two (2) nominees for the Board of Directors, FOR the ratification of the independent auditors, FOR approval of the amendment of the Corporation's Incentive Stock Option Plan and FOR approval of the amendment to the Corporation's 1990 Stock Option Plan for Non-Employee Directors. Management and the Board of Directors do not know of any other matters to be brought before the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by filing a written notice of such revocation with the Secretary, PDG Environmental, Inc., 300 Oxford Drive, Monroeville, Pennsylvania 15146. In addition, a proxy will be deemed to be revoked if the shareholder either (a) attends and votes at the Annual Meeting, or (b) executes and delivers to the Secretary a proxy bearing a later date.

Proxies are being solicited by and on behalf of the Board of Directors of the Corporation. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Corporation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Corporation in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for any out-of-pocket expenses incurred by them in connection with such solicitation. Proxies will be tabulated by the Corporation's transfer agent, Continental Stock Transfer & Trust Company, as they are received and updated at the Annual Meeting.

                                 OTHER BUSINESS

Other than the election of the Board of Directors, the ratification of the independent auditors, the amendment to the Incentive Stock Option Plan and the amendment to the 1990 Stock Option Plan for Non-Employee Directors, the Board of Directors does not intend to bring any other matters before the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 30, 1996 with respect to beneficial ownership of the Corporation's Common Stock and the Corporation's Series A Preferred Stock voting as a single class by: (i) all persons known to the Corporation to be considered to own beneficially more than five (5%) percent of the Corporation's Common Stock and Series A Preferred Stock voting as a single class; (ii) all directors of the Corporation; and (iii) all of the Corporation's officers and directors as a group.

                                                                                                   PERCENTAGE
                                                                AMOUNT AND NATURE                   OF CLASS
                                                                  OF BENEFICIAL                    OF COMMON
NAME OF BENEFICIAL OWNER                                       OWNERSHIP OF STOCK                SHARES OWNED(9)
- ------------------------                                       ------------------                ---------------
John C. Regan (1)(2)(3)(8)                                            2,226,014                       33.3
Richard A. Bendis (1)(5)(8)                                              20,250                        *
Lawrence J. Horvat (2)(4)(6)
   4108 Hollowood Court
   Murrysville, Pennsylvania  15668                                     485,137                        7.3
All directors and officers of the Corporation
   as a group including those named above
   (7 persons) (3)(4)(5)(6)(7)(8)                                     2,941,708                       44.0
- ---------------

(1)    Director

(2)    Officer

(3) Includes 50,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Director Plan (as hereinafter defined) and 146,822 shares held in trust for one of Mr. Regan's children.

(4) Includes ownership of shares of Series A Preferred Stock which entitle the holder thereof to vote together with the Common Stock as one class in such number of shares with respect to which the Series A Preferred Stock is convertible into Common Stock.

(5) Includes 10,250 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan (as hereinafter defined) and 10,000 shares of Common Stock that may be acquired pursuant to non-qualified stock options.

(6) Includes 20,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan.

(7) Includes 104,166 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan to officers of the Corporation.

(8)    Nominee for director.

(9) Percentage is of all voting shares assuming conversion of the Corporation's Series A Preferred Stock to Common Stock.

  *    Indicates less than 1%.

                             ELECTION OF DIRECTORS

The Board of Directors currently consists of two (2) directors who hold office for a term of one (1) year each. Two (2) directors are to be elected at this Annual Meeting for a term of one (1) year each. Two directors, David D'Appolonia and Bill W. Sorenson, elected at the Annual Meeting held on September 25, 1995, resigned from the Board of Directors since that date. All properly executed proxies received in response to this solicitation will be voted as specified in the proxy. Unless otherwise specified in the proxy, it is the intention of the persons named in such proxies to vote FOR the nominees listed below. If events not now known or anticipated make any of the nominees unable to serve, the proxies will be voted in the discretion of the holders thereof for other nominees not named herein in lieu of those unable to serve, or the size of the Board of Directors may be reduced.

The following table sets forth information regarding the directors and nominees of the Corporation. All of the nominees are currently serving as directors and Messrs. Regan and Bendis were elected at the 1995 Annual Meeting of the Corporation's stockholders to serve until the next annual meeting of the Corporation's stockholders. Each of the nominees has consented to serve as a director if elected.

                                                YEAR
                  NAME, AGE                     FIRST
             PRINCIPAL OCCUPATION              ELECTED          CERTAIN OTHER INFORMATION
             --------------------              -------          -------------------------
             Nominees to be Elected by
             the Holders of the Common
             Stock and Series A
             Preferred Stock Voting as
             a Single Class

             John C. Regan (52)                1989             Mr. Regan has served in his present position since December 1990
             Chairman and Chief                                 and has served as a director of the Corporation since April 1989.
             Executive Officer of PDG                           He is the founder of Project Development Group, Inc., now a wholly-
             Environmental, Inc.                                owned subsidiary of the Corporation which engages in asbestos abatement services, and has served as that corporation's Chairman and President since 1984.  Mr. Regan has also served as Chairman of the Board of Directors of PDG Remediation, Inc. (PDGR), a company which provides remediation services to assist customers in complying with environmental laws and regulations, from July 1994 until August, 1996.

             Richard A. Bendis (49)            1986             Mr. Bendis has been an investment banking consultant and Managing
             President of KTec and                              Director of Management Resources of America, Inc. since January,
             Investment Banking                                 1992.  He is currently President of the Kansas Technology
             Consultant                                         Enterprise Corporation.  Mr. Bendis previously was founder and
                                                                President of R.A.B. Ventures, Inc., a merchant banking firm, which made investments in health care, technology and environmental companies between December 1986 and December 1991.  During this period he also provided consulting and investment banking services to several companies.


During the fiscal year ended January 31, 1996, there were three regular meetings of the Board of Directors, and each of the incumbent directors attended at least 75% of the total number of meetings of the Board of Directors. Each of the incumbent directors attended at least 75% of the meetings of the committees of the Board of Directors on which they served during such fiscal year.

The Board of Directors has several committees which perform various functions. The Audit Committee reviews the work of the Corporation's independent auditors and management to ensure that each is properly discharging its responsibilities in the area of financial control and reporting. This committee presently consists of Mr. Bendis. The Audit Committee held one meeting in the fiscal year ended January 31, 1996.

The Nominating Committee recommends prospective nominees for election to the Board of Directors. This committee currently consists of Mr. Regan. The Nominating Committee did not hold any meetings during the fiscal year ended January 31, 1996. The Nominating Committee will consider nominees recommended by stockholders in accordance with the Corporation's By-Laws. Any such recommendations are to be submitted to the Secretary of the Corporation in accordance with the By-Laws.

The Compensation Committee is responsible for administering the Corporation's Employee Incentive Stock Option Plan, designating the employees eligible to participate in such plan, the number of options to be granted and the terms and conditions of each option. The Compensation Committee also reviews the performance of the Corporation's management and makes recommendations with respect to the compensation of management. The Compensation Committee consists of Mr. Bendis and held one meeting during the fiscal year ended January 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Bendis.

                        EXECUTIVE OFFICERS; COMPENSATION

EXECUTIVE OFFICERS
NAME                          AGE              POSITION HELD
- ----                          ---              -------------
John C. Regan                 52               Chairman, President and Chief Executive Officer

Dulcia Maire                  45               Secretary

Ms. Maire has served in her present position since April 1989.

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the named executives concerning their respective annual and long-term compensation for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long Term Compensation
                                                                                  -------------------------
                                 Annual Compensation                              Awards               Payouts
                             --------------------------                        ----------------------------------
     (a)                        (b)    (c)           (d)        (e)           (f)             (g)        (h)           (i)
                                                            Other Annual   Restricted                                All Other
   Name and                          Salary(A)      Bonus   Compensation     Stock          Options/     LTIP       Compensation
Principal Position             Year     ($)          ($)        ($)        Award(s) ($)     SARs (#)   Payouts ($)      (B) $
- ------------------             ----  --------       -----   ------------   ------------     --------   -----------  ------------

John C. Regan                   1996   156,321     -----     -----          -----            -----      -----         17,428
Chairman and CEO
                                1995   156,321     -----     -----          -----            -----      -----         14,488

                                1994   165,661     -----     -----          -----            -----      -----         12,548


David J. D'Appolonia            1996   151,974     -----     -----          -----            -----      -----          3,850
Vice Chairman and
President                       1995   151,974     -----     -----          -----            -----      -----          3,470

                                1994   160,927     -----     -----          -----            -----      -----          5,280

(A)  Represents actual cash compensation.

(B) Represents the value of insurance premiums with respect to term life insurance paid by the Corporation for the benefit of Mr. Regan and Mr. D'Appolonia.

(C) Mr. D'Appolonia resigned as Vice Chairman and President of the Corporation in April, 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

The following table sets forth information with respect to the named executives concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

(a)                                 (b)              (c)                            (d)                  (e)
                                                                                                       Value of
                                                                                 Number of          Unexercised
                                                                                Unexercised        In-the-Money
                                                                               Options/SARs        Options/SARs
                                                                               at FY-End(#)     at FY-End($)(A)
                               Shares
                               Acquired on                                     Exercisable/        Exercisable/
Name                           Exercise (#)    Value Realized($)             Unexercisable         Unexercisable
- ----                           ------------    -----------------             -------------         -------------
John C. Regan                      0                   0                         50,000/0               0/0
David J. D'Appolonia               0                   0                         53,000/0               0/0


(A) Market value of Common Stock at year-end bid price per share minus the exercise price.

COMPENSATION OF DIRECTORS

The outside directors of the Corporation receive $500 for each meeting they attend plus reimbursement for their actual expenses incurred in attending such meetings. In addition, the Corporation has established the 1990 Non-Employee Director Stock Option Plan (the "Non-Employee Plan") which provides for the grants of options to non-employee directors to purchase an aggregate of up to 350,000 shares of Common Stock subject to adjustment in the event of any change in the Common Stock. Under the Non-Employee Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted subject to adjustment as provided in the plan.
At the 1991 Annual Meeting, pursuant to the terms of the Non-Employee Plan, Mr. Bendis was granted options to purchase 48,750 shares of Common Stock. During the fiscal year ended January 31, 1994, Mr. Bendis exercised options to purchase 38,500 shares of the Corporation's Common Stock. Approval is being sought at the 1996 Annual Meeting to amend the Plan to provide for the award of 10,000 options to purchase Common Stock of the Corporation upon a Director's re-election to the Board of Directors.

Employee directors are not compensated in their role as directors with the exception of the 1990 Employee Director Stock Option Plan (the "Employee Director Plan") pursuant to which grants of options to purchase an aggregate of up to 250,000 shares of Common Stock, subject to adjustment in the event of any change in the Common Stock, may be made to employee directors. Under the Employee Director Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted. At the 1991 Annual Meeting, Mr. Regan was granted options to purchase 50,000 shares, pursuant to the terms of the Employee Director Plan. No options granted pursuant to the Employee Director Plan have been exercised.

BOARD COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has provided the following Compensation Committee Report to the PDG Environmental Board of Directors:

The Corporation has a multi-level approach to determining executive compensation. Individual performance and responsibility of each executive officer is evaluated in relation to 1) base salary, 2) comparative compensation surveys, 3) benefits, and 4) stock option plan with incentive driven vesting. With this philosophy, the Corporation feels confident that it can attract and retain quality top management and reinforce the strategic plans of the Corporation through the use of performance objectives.

The review of executive compensation is conducted by the Chief Executive Officer who reports to the Compensation Committee. The Compensation Committee reviews and ultimately approves the executive compensation. Due to continuing operating losses, all executive officers and senior management received a temporary 10% reduction in base salary and certain benefits in July 1993 as part of the overall cost containment measures. No other salary adjustments or review for executive officers were conducted and salary reductions are in place as of August 1996.

Individual Performance

Performance management reviews are conducted periodically for all employees of the Corporation and executive officers. Individual goals are established at that time, incorporating the overall objectives of the Corporation. As part of the review, consideration is given to an executive officer's specific area of responsibility, accomplishments and contributions.

Base Compensation

The Corporation offers competitive salaries as compared to salaries offered by companies in similar environmental and hazardous waste remediation companies.

Comparative Compensation Surveys

The Corporation reviews salary surveys from outside sources which evaluate similar environmental and hazardous waste remediation companies and provide comparisons on base salaries, appraisal systems, benefits and other specialty surveys. The comparison group used for compensation is more similar to the Corporation than the group used in the performance graph in that the performance graph companies have more diverse areas of operations, such as landfills, and hazardous waste treatment facilities while the compensation group is environmental remediation service companies.

Benefits

The basic benefits offered to executive officers, which include participation in the Corporation's 401k Plan, group health insurance, group term life insurance and disability insurance are the same as those provided to other employees of the Corporation. Additionally, certain executive officers are provided with automobile allowances or company automobiles, individual term life insurance policies for their benefit and club memberships which are used for both business and personal purposes. Executive officers who receive benefits in excess of basic benefits also received a 10% reduction of these benefits in July 1993 as part of the cost containment measures.

Stock Option Plans

All executive officers are eligible to participate in the Corporation's Incentive Stock Option Plan. Periodic grants of options are approved by the Compensation Committee and are intended to provide executives with the opportunity to buy and maintain an equity interest in the Corporation and share in the appreciation of the value of the stock. In addition, Mr. Regan is eligible to participate in the Corporation's Employee Director Plan.

At the request of the Compensation Committee, management proposed an option vesting schedule which is incentive driven for executive officers. On May 23, 1995, the Compensation Committee recommended and the Board approved the proposal and the related grant of 80,000 options for executive officers under the Incentive Stock Option Plan. Options for executive officers are based on stock appreciation. The options vest only if the stock price reaches $1.50 (100% appreciation) or more for a 30 day period beginning January 31, 1996. As the price did not meet this criteria, the options did not vest and were returned to the Plan for future grants.

On June 17, 1996, the Compensation Committee recommended and the Board approved the proposal and related grant of 100,000 options for the achievement of budgeted operating results for the second half of fiscal 1997 and 120,000 options for the achievement of budgeted operating results for fiscal 1998 for executive officers including Mr. Regan.

Compensation of All Executive Officers

The base pay of executive officers for the fiscal year ended January 31, 1996 was determined on the basis of the Compensation Committee's overall assessment of the executive officer's performance and competitive market data on salary levels. No incentives were paid in fiscal year 1996. The base pay of the executive officers is not directly related to the Corporation's performance.

Compensation of John C. Regan, Chairman and Chief Executive Officer

The Committee established the compensation of John C. Regan, Chairman and Chief Executive Officer, using the same criteria that were used to determine compensation levels for all executive officers. Mr. Regan's base pay was determined based on the Committee's assessment of Mr. Regan's performance and competitive market data on salary levels.

In addition to his base pay, Mr. Regan is provided with a company automobile, three individual term life insurance policies for his benefit in the amounts of $2,000,000, $1,000,000 and $200,000, a supplemental disability income policy, financial consulting services and club memberships.

The Corporation did not achieve its pre-determined goals for fiscal year ending January 31, 1996 and therefore the 30,000 options previously granted to Mr. Regan under the incentive driven program for executive officers and senior management were returned to the Plan for future grants. Mr. Regan did not receive any options under the incentive driven program in the current fiscal year. On June 17, 1996, the Compensation Committee recommended and the Board approved the proposal and related grant of 50,000 options for achievement of budgeted results for the second half of fiscal 1997 and 60,000 options for the achievement of budgeted operating results for fiscal 1998 to Mr. Regan.


This report has been approved by all members of the Compensation Committee.

                          Respectfully submitted,


                          Richard A. Bendis, Chairman


PERFORMANCE GRAPH

The graph on the next page compares the value of the Common Stock, to the NASDAQ market index and an industry index representing SIC Code No.
4953-Refuse Systems. Each of the total cumulative total returns presented assumes a $100 investment on January 31, 1991 and reinvestment of dividends. The industry index is comprised of the following securities: Allied Waste Industries, Inc.; Allwaste, Inc.; American Ecology Corporation; American Medical Technologies; American Waste Services; Biomedical Waste Systems; Browning-Ferris Industries; Clean Harbors, Inc.; Continental Waste Industries; Eastern Environmental Services; ECO2, Inc.; Envirogen, Inc.; Environmental Services of America, Inc.; GeoWaste, Inc.; Integrated Waste Services; Laidlaw, Inc., Class B; Med/Waste, Inc.; Mid-American Waste Systems; Mobley Environmental Services Class A; Molten Metal Technology; PDG Environmental, Inc.; PDG Remediation, Inc.; Perma-Fix Environmental Services; Recycling Industries, Inc.; Republic Environmental Systems, Inc.; Republic Industries, Inc.; Rollins Environmental Services; Sanifill, Inc., Scherer Healthcare, Inc.; Sevenson Environmental; Smith Environmental Technologies; Synagro Technologies, Inc.; Thermo Remediation; Three CI Complete Compl; Transamerican Waste, Industries; Transcor Waste Services; United Waste Systems, Inc.; USA Waste Services, Inc.; Vectra Technologies, Inc.; Waste Management Int. PLC.; Western Waste Industries; WMX Technologies, Inc.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMOUNG PDG ENVIRONMENTAL, INC.,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX


                        1992     1993     1994     1995     1996
                        ----     ----     ----     ----     ----
PDG ENVIRONMENTAL      562.50   656.25   343.75   312.50   125.00
NASDAQ MARKET INDEX    123.52   123.10   155.07   146.55   205.20
SIC CODE INDEX         102.76    88.51    73.74    66.10    74.45


                     ASSUMES $100 INVESTED ON FEB. 1, 1991
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JAN. 31, 1996

                 PROPOSAL TO AMEND THE PDG ENVIRONMENTAL, INC.
                          INCENTIVE STOCK OPTION PLAN

On July 26, 1996, the Board of Directors voted to amend the PDG Environmental, Inc. Incentive Stock Option Plan (the "Plan"), subject to approval by the stockholders, to increase by 850,000 the maximum number of shares of the Common Stock of the Corporation which may be granted under the Plan.

BACKGROUND

The Board of Directors adopted the Plan for the benefit of the Corporation's officers and employees based upon the belief that the Plan promotes the best interests of the Corporation and its stockholders by encouraging stock ownership in the Corporation by present and future officers and employees thus stimulating their efforts on behalf of the Corporation and strengthening their desire to remain with the Corporation and to provide an additional component of a total compensation package to employees while at the same time conserving the Corporation's cash. The Plan, as currently in effect, was adopted by the Corporation in January 1986. The Plan was amended in 1991 to allow for certain definitional changes and to increase the number of shares of the Corporation's Common Stock, subject to the Plan from 230,000 to 400,000 and amended in 1994 to increase the number of shares of the Corporation's Common Stock, subject to the Plan from 400,000 to 700,000. These amendments were approved by the stockholders of the Corporation at the 1991 and 1994 Annual Meetings, respectively.

The Board of Directors determined that an aggressive incentive option program was necessary to revitalize senior management in the refocused business plan. Pending shareholder approval, a significant number of options were granted to officers and senior management which would vest only if predetermined profit goals were met and exceeded over the next 18 months. Fifty percent of the options would vest if budgeted financial goals are met and 100% would vest if those goals are exceeded by 25%. Budgeted goals are aggressive and for fiscal 1998 100% vesting would only occur at a profit level of approximately $0.20 per share.

THE PLAN

The following is a summary of the principal features of the Plan.

Term: The Board of Directors of the Corporation may terminate the Plan at any time.

Shares Subject to the Plan: The total number of shares of Common Stock of the Corporation which may be granted under the Plan is 1,550,000 shares (including the 850,000 shares for which authorization from stockholders is sought), subject to adjustments provided for in the Plan in order to prevent dilution or enlargement of rights under the Plan. If an option expires or is terminated for any reason, the unpurchased or forfeited shares will be eligible for future awards.

Eligibility:  Every full-time employee is eligible to participate in the Plan.

Option Price: The option price shall be fixed by the Board of Directors but shall in no event be less than 100% of the fair market value of the Corporation's Common Stock on the date of grant (or 110% in the case of an employee who owns more than 10% of the total combined voting power of all classes of stock of the Corporation).

Terms and Conditions of Options: No option granted under the Plan will be transferable other than by will or by the laws of descent and distribution and each option will be exercisable during the lifetime of the optionee only by the optionee. Options granted will expire no later than ten years from the date of grant. In the event of death or permanent disability, an outstanding option can be exercised for one year thereafter. If the employment of the optionee is terminated for good cause, his/her option rights will terminate immediately.
If the employment of the optionee is terminated for any reason, the optionee has thirty days to exercise the option with respect to the number of shares of stock which the optionee was entitled to purchase immediately prior to such termination.

Tax Consequences:

An optionee to whom an incentive stock option is granted will not recognize any taxable income upon the grant of the option. Neither will the optionee recognize any taxable income upon the exercise of such option, but the amount by which the fair market value of the shares on the date of exercise exceeds the option price paid will be a tax preference item for purposes of the alternative minimum tax. The shares received pursuant to the exercise of the option will have a tax basis equal to the option price paid. The Corporation will not be entitled to a deduction in respect of the granting or exercise of such option.

The prescribed holding period for stock received pursuant to such an option is the greater of two years from the date the option is granted and one year from the date the shares are transferred to the optionee. If the optionee does not dispose of the stock before the expiration of this holding period, he shall realize a long-term capital gain or loss upon a later disposition of the stock. The amount of this gain or loss shall be equal to the difference between the amount he realizes on the disposition and the option price paid.

If the optionee disposes of the stock prior to the expiration of the prescribed holding period, he will have made a disqualifying disposition. In such a case, the optionee will recognize ordinary income, in the year of disposition, in an amount equal to the difference between the fair market value of the stock on the date he exercised the option and the option price paid, provided, however, that the amount of such ordinary income shall not exceed the difference between the amount he realizes on the disposition and the option price paid. If the difference between the amount realized on the disposition and the option price paid exceeds the difference between the fair market value of the stock on the date of exercise and the option price paid, the amount of the excess will be taxed as a long-term capital gain. If the amount realized on the disposition is less than the option price paid, the optionee will recognize a long-term or short-term capital loss. The Corporation will be entitled to a deduction, in the same year, and in the same amount, as the ordinary income the optionee is required to recognize as a result of the disposition.

                 PROPOSAL TO AMEND THE PDG ENVIRONMENTAL, INC.
               1990 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

On July 26, 1996, the Board of Directors voted to amend the PDG Environmental, Inc. 1990 Stock Option Plan for Non-Employee Directors (the "Plan"), subject to approval by the stockholders, to provide for the award of 10,00 options to purchase shares of the Corporation's Common Stock to each Non-Employee Director upon their re-election to the Board of Directors.

BACKGROUND

The Board of Directors adopted the Plan for the benefit of the Corporation's non-employee directors based upon the belief that the Plan promotes the best interests of the Corporation and its stockholders by encouraging stock ownership in the Corporation by non-employee directors thus stimulating their efforts on behalf of the Corporation and strengthening their desire to remain with the Corporation and to provide a compensation increase to directors while at the same time conserving the Corporation's cash. The Plan, as currently in effect, was adopted by the Corporation in December, 1990.

THE PLAN

The following is a summary of the principal features of the Plan.

Term: The Plan shall remain in effect until December 14, 2000 unless sooner terminated by the Board of Directors of the Corporation.

Shares Subject to the Plan: The total number of shares of Common Stock of the Corporation which may be granted under the Plan is 350,000 shares, subject to adjustments provided for in the Plan in order to prevent dilution or enlargement of rights under the Plan. If an option expires or is terminated for any reason, the unpurchased or forfeited shares will be eligible for future awards.

Eligibility: Every non-employee director of the Corporation is eligible to participate in the Plan.

Option Price: The option price shall be fixed by the Board of Directors but shall in no event be less than 100% of the fair market value of the Corporation's Common Stock on the date of grant.

Terms and Conditions of Options: No option granted under the Plan will be transferable other than by will or by the laws of descent and distribution and each option will be exercisable during the lifetime of the optionee only by the optionee. Options granted will expire no later than ten years from the date of grant. In the event of death or permanent disability, an outstanding option can be exercised for one year thereafter. The optionee shall forfeit all rights under the option (except as to any shares already purchased) if the optionee is removed from the Board of Directors of the Corporation by a vote of the stockholders or by a vote of the Board. If the Board membership of the optionee is terminated for any reason, the optionee's options terminate immediately.

Tax Consequences:

An optionee to whom an incentive stock option is granted will not recognize any taxable income upon the grant of the option. Neither will the optionee recognize any taxable income upon the exercise of such option, but the amount by which the fair market value of the shares on the date of exercise exceeds the option price paid will be a tax preference item for purposes of the alternative minimum tax. The shares received pursuant to the exercise of the option will have a tax basis equal to the option price paid. The Corporation will not be entitled to a deduction in respect of the granting or exercise of such option.

The prescribed holding period for stock received pursuant to such an option is the greater of two years from the date the option is granted and one year from the date the shares are transferred to the optionee. If the optionee does not dispose of the stock before the expiration of this holding period, he shall realize a long-term capital gain or loss upon a later disposition of the stock. The amount of this gain or loss shall be equal to the difference between the amount he realizes on the disposition and the option price paid.

If the optionee disposes of the stock prior to the expiration of the prescribed holding period, he will have made a disqualifying disposition. In such a case, the optionee will recognize ordinary income, in the year of disposition, in an amount equal to the difference between the fair market value of the stock on the date he exercised the option and the option price paid, provided, however, that the amount of such ordinary income shall not exceed the difference between the amount he realizes on the disposition and the option price paid. If the difference between the amount realized on the disposition and the option price paid exceeds the difference between the fair market value of the stock on the date of exercise and the option price paid, the amount of the excess will be taxed as a long-term capital gain. If the amount realized on the disposition is less than the option price paid, the optionee will recognize a long-term or short-term capital loss. The Corporation will be entitled to a deduction, in the same year, and in the same amount, as the ordinary income the optionee is required to recognize as a result of the disposition.

                      PLAN BENEFITS ASSOCIATED WITH SHARES
       TO BE GRANTED UNDER THE 1990 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

If the stockholders approve the amendment to the 1990 Stock Option Plan for Non-Employee Directors at the annual meeting, the non-employee director Mr. Bendis will be granted options to purchase 10,000 shares of the Corporation's Common Stock pursuant to the Plan, subject to his re-election to the Board of Directors of the Corporation. The exercise price will be 100% of the fair market value of such shares. Fair market value as defined in the Plan is the average of the daily bid and asked price during the previous four week period to the date the option is granted.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At January 31, 1996, the Corporation and its subsidiaries maintained outstanding personal loans to Messrs. Regan and D'Appolonia in the amount of $95,000 and $65,000, respectively. These personal loans are evidenced by demand notes and bear interest at the rate of 6% per annum. These loans were made to provide Messrs. Regan and D'Appolonia with funds to satisfy personal obligations. The loan to Mr. Regan was made in a series of installments from April 1990 to August 1990. The loan to Mr. D'Appolonia was made in December 1990. The amounts specified represent the highest outstanding balances of the loans during the Corporation's fiscal year. In July 1996, Mr. D'Appolonia repaid $50,000 to the Corporation.

                      RATIFICATION OF INDEPENDENT AUDITORS

Ernst & Young LLP served as independent auditors for the Corporation for the fiscal year ended January 31, 1996. The Board of Directors has selected Ernst & Young LLP as its independent auditors for the fiscal year ending January 31, 1997 and is asking the stockholders to ratify that selection. Representatives of Ernst & Young LLP will be present at the Annual Meeting. It is not expected that such representatives will make a statement at the meeting, but they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

                STOCKHOLDERS' PROPOSALS FOR 1996 ANNUAL MEETING

Any proposal intended to be presented to stockholders at the 1997 Annual Meeting of Stockholders must be received by the Corporation for inclusion in the proxy statement for such annual meeting by May 2, 1997.

                             FINANCIAL INFORMATION

The following information comprises a part of the Annual Report of the Corporation for the fiscal year ended January 31, 1996:

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Corporation's Common Stock is listed for trading on NASDAQ (Symbol: PDGE) and the information presented for the following periods reflects the high and low bid information as reported by NASDAQ.

                                                              MARKET PRICE RANGE

                                                    FISCAL 1996                    FISCAL 1995
                                                    -----------                    -----------
                                                HIGH             LOW            HIGH             LOW
                                                ----             ---            ----             ---
       First Quarter                         $  1.31         $  0.78        $   1.38        $   0.75
       Second Quarter                           0.91            0.50            1.38            0.50
       Third Quarter                            0.69            0.31            1.38            0.63
       Fourth Quarter                           0.59            0.25            1.25            0.56

At August 30, 1996, the Corporation had approximately 2,201 stockholders of record.

DIVIDENDS

The Corporation has not historically declared or paid dividends with respect to its Common Stock and has no intention to pay dividends in the foreseeable future. The Corporation's ability to pay dividends on its Common Stock and Series A Preferred Stock is prohibited due to restrictions contained in the Corporation's loan agreements and limitations imposed by the Corporation's Series A Preferred Stock which require that dividends must be paid to preferred holders prior to the payment of dividends to the holders of Common Stock.

ITEM 6.  SELECTED FINANCIAL DATA

The following table reflects selected consolidated financial data for the registrant for the five fiscal years ended January 31, 1996.

                                                              FOR THE YEARS ENDED JANUARY 31,
                                                1996         1995*         1994*         1993*          1992
                                             ---------------------------------------------------------------
                                                           (THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA
Contract revenues                            $20,994       $27,020       $21,656       $35,008       $20,281
Gross margin                                   2,828         4,746         3,601         5,383         2,829
Income (loss) from operations                 (2,425)           23        (1,360)          503          (617)
Other income (expense)                           528          (922)         (531)          259          (368)
Net income (loss)                             (2,451)          473        (1,445)          682          (754)

COMMON SHARE DATA
Net income (loss) per
  common share                              $  (0.44)     $    .07      $  (0.61)     $  (0.18)     $  (1.49)
Weighted average common shares outstanding     5,670         7,157         3,267         1,239         1,112

BALANCE SHEET DATA
Working capital                             $  3,875      $  6,478       $ 4,594      $  2,849       $ 1,063
Total assets                                  11,450        17,519        11,710        14,698         9,300
Long-term obligations                          2,786         4,089         3,323           215           733
Total stockholders' equity                     1,218         3,609         3,049         4,198         2,108

*Restated to reflect the treatment of the GeoLogic business of GeoLogic Recovery Systems ("GeoLogic") a subsidiary of PDGR which operates a thermal treatment facility, as a discontinued operation (see Note 3 to the Corporation's Consolidated Financial Statements included herein). GeoLogic was purchased December 1992.

The comparability of the information presented above is affected by the acquisitions of Enviro-Tech and GeoLogic in fiscal 1993. Comparability has also been affected by the adoption of SFAS No. 109, "Accounting for Income Taxes", in fiscal 1993 by the registrant, whereby it changed its method of accounting for income taxes from the deferred method to the liability method.

The year ended January 31, 1996 includes loss from discontinued operations of $1.06 million ($0.19 per common share) related to the decision to dispose of the GeoLogic operation.

The year ended January 31, 1995 includes an extraordinary item related to the early extinguishment of debt totaling $0.7 million ($0.11 per common share) and $0.14 million of non-cash interest costs related to the amortization of the estimated fair market value of common stock warrants and $0.56 million ($0.08 per common share) of income from the discontinued GeoLogic operation. For the year ended January 31, 1993, other income includes a $0.7 million gain on the settlement of certain litigation and $0.43 million ($0.13 per common share) of income from the discontinued GeoLogic segment.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The registrant, through its operating subsidiaries, provides environmental services to the public and private sectors. The registrant's operations for the fiscal years presented are segregated into two business segments within the environmental services area; asbestos abatement services and environmental remediation services. On February 9, 1995, the registrant sold approximately 40% of its interest in PDGR, which operates an environmental remediation services business.

The following paragraphs are intended to highlight key operation trends and developments in the registrant's operations and to identify other factors affecting the Company's consolidated results of operations for the three years ended January 31, 1996.

RESULTS OF OPERATIONS

YEAR ENDED JANUARY 31, 1996 COMPARED TO YEAR ENDED JANUARY 31, 1995

Consolidated revenues reported by the registrant decreased significantly to $21.0 million for the year ended January 31, 1996 (fiscal 1996) compared to $27.0 million for the year ended January 31, 1995 (fiscal 1995). The fiscal 1996 decrease is primarily attributable to lower revenues associated with the registrant's environmental remediation business which contributed $4.8 million to contract revenues in fiscal 1996 compared to $9.4 million in contract revenues in fiscal 1995. The environmental remediation businesses' decrease in revenues is attributable to the EDI Program changes (a Florida state-funded site rehabilitation program). The registrant's asbestos operation reported a decrease in contract revenues to $16.2 million in fiscal 1996 compared to $17.6 million in fiscal 1995 principally due to weak market conditions.

Contract costs decreased to $18.2 million in fiscal 1996 compared to $22.3 million in fiscal 1995 and resulted in reported gross margins of $2.8 million and $4.7 million, respectively in each fiscal year. The decrease in contract costs is consistent with the decrease in contract revenues discussed previously. Gross margins within the asbestos abatement segment of the registrant's business decreased to $1.4 million compared to $2.1 million between the two fiscal years while the environmental remediation services operation gross margins decreased to $1.4 million in fiscal 1996 versus $2.6 million in fiscal 1995. The lower margins experienced in the asbestos abatement operation in fiscal 1996 resulted from extreme competitive pressures, a cost overrun on a large contract, an additional provision on a completed contract and reduced volume. The registrant's asbestos abatement operations for fiscal 1996 also included approximately $0.3 million of contract costs in excess of billings related to a contract where the customer is disputing the related scope. The registrant has filed a claim to recover the additional monies owed under the contract. Management believes that the amount will ultimately be recovered.

The significant decrease of PDGR's gross margin is entirely attributable to the significantly lower contract revenues at the Florida remediation service operation as a result of the EDI Program changes. Gross margins as a percentage of contract revenues at PDGR's Florida remediation service operation actually increased in fiscal 1996 compared to fiscal 1995 which provides further evidence that the overall decrease in the registrant's gross margins is related to lower contract revenues. PDGR's reported gross margin at its Pennsylvania remediation service operation in fiscal 1996 decreased on higher contract revenues principally due to lower margins on certain fixed-price contracts.

The registrant's selling, general and administrative expenses increased by 11% between the two fiscal years to $5.3 million in fiscal 1996 compared to $4.7 million in fiscal 1995. Selling, general and administrative expenses in the asbestos abatement operation totaled $1.1 million and $1.0 million in fiscal 1996 and 1995, respectively, compared to $1.6 million and $1.1 million in the environmental remediation services operation. The increase in selling, general and administrative expenses associated with the environmental remediation services operation occurred even though PDGR implemented cost reductions at its Florida remediation service operation, which included closing the Tallahassee office, staff reductions at its Melbourne office and the reallocation of a portion of PDGR's workforce to its Pennsylvania remediation service operation, these reductions were more than offset by the increased marketing and bidding activity in an effort to replace the revenues lost as a result of the EDI Program changes. The Pennsylvania remediation service operation also experienced an increase in selling, general and administrative expenses in fiscal 1996 compared to fiscal 1995 associated with increased bidding activity. The selling, general and administrative expenses associated with the corporate office totaled $2.7 million and $2.5 million in fiscal 1996 and 1995, respectively. The increase between the two fiscal years principally related to higher legal fees and other costs associated with two acquisitions which did not materialize.

The factors discussed above resulted in the registrant reporting a loss from operations of $2.4 million in fiscal 1996 compared to income from operations of $0.02 million in fiscal 1995.

The registrant had a net gain of approximately $1.4 million from the initial public offering of common stock and warrants by PDGR since the basis of the registrant's investment was lower than the proceeds realized from the initial public offering. As a result of the sale, the registrant's ownership percentage in PDGR was reduced from 100% to 59.5% on an ongoing basis.

Interest expense decreased to $0.9 million in fiscal 1996 compared to $1.0 million in fiscal 1995. Principal explanations for the lower interest expense was that fiscal 1995 included $.14 million of amortization of the estimated fair value of warrants, and the interest rate on a significant portion of the debt was reduced to prime plus 3% from prime plus 7%. Interest income increased to $37,000 for the year ended January 31, 1996 compared to $16,000 for the previous fiscal year due to higher invested cash balances at certain periods throughout the year primarily related to the cash held in escrow as part of the funding for the EDI Program.

As a result of a net operating loss for book purposes there was no income tax provision. The registrant had income tax provision of $55,000 for fiscal 1995.

In connection with the sale of PDGR's thermal treatment facility, GeoLogic, the registrant has reflected the operations of this entity as discontinued for fiscal 1996 and prior two fiscal years. The loss associated with the operation of this facility net of the 40% minority interest in PDGR totaled $0.56 million in fiscal 1996 compared with income from discontinued operations of $0.66 million in fiscal 1995. The significant loss from operations related to the thermal treatment facility in fiscal 1996 is the direct result of a substantial reduction in volume processed at the facility combined with a significantly lower price realized per ton processed which the registrant feels is indirectly attributable to the EDI Program changes and the corresponding impact of these changes on the thermal treatment market in the state of Florida. The overall change in the thermal treatment market in the state of Florida prompted PDGR to sell the thermal treatment facility. The registrant also recorded a loss net of the 40% minority interest in PDGR on the disposition of the thermal treatment facility of $0.5 million in fiscal 1996.

YEAR ENDED JANUARY 31, 1995 COMPARED TO YEAR ENDED JANUARY 31, 1994

During the year ended January 31, 1995, the registrant's consolidated revenues increased by 24.8% to $27.0 million compared to $21.7 million reported for the previous fiscal year ended January 31, 1994 (fiscal 1994). A comparison of the registrant's contract revenues by business segment between the current and the prior fiscal year shows that the asbestos abatement business contributed $17.6 million in fiscal 1995 compared to $16.2 million in fiscal 1994, while the environmental remediation services business contributed $9.4 million in fiscal 1995 compared to $5.4 million in fiscal 1994. The $1.4 million improvement in contract revenues within the asbestos abatement business in the current year resulted from improvement in sales volume within selected geographical areas. The registrant's environmental remediation services business contract revenues increased by approximately 75% due to significant growth within the Florida remediation services operation related to work performed under the EDI Program and, to a lesser degree, an increase in contract revenues associated with the Pennsylvania remediation services operation due to a combination of internal growth and the full effect of an acquisition.

The registrant's reported gross margin increased to $4.7 million in fiscal 1995 compared to $3.6 million in fiscal 1994. The asbestos abatement operation contributed $2.2 million to the registrant's gross margin in the current fiscal year compared to $1.8 million in the previous fiscal year. The modest improvement within this segment of the business, in spite of continued competitive pressures within the industry, results from ongoing efforts to improve job margins through increased efficiency and cost containment. The registrant's asbestos abatement operations in both years included a favorable worker's compensation adjustment of approximately $0.1 million related to the settlement of certain outstanding claims.

The environmental remediation services operation contributed $2.6 million to gross margin in fiscal 1995 compared to a $1.8 million contribution to gross margin in fiscal 1994. The increased gross margins in fiscal 1995 were a direct result of the significantly higher contract revenues at the Florida remediation services operation. However, when comparing gross margins as a percentage of contract revenues between the two fiscal years at the Florida remediation services operation, they actually experienced a decline due to a change in the mix of business in fiscal 1995 to include a higher subcontractor component. Gross margin also declined in fiscal 1995 compared to fiscal 1994 at the Pennsylvania remediation service operation due to lower margins experienced on certain jobs.

Selling, general and administrative expenses decreased slightly in fiscal 1995 to $4.7 million compared to $5.0 million in fiscal 1994. Within the asbestos abatement operation, selling, general and administrative expenses decreased to $1.0 million in the current year versus $1.4 million in the prior year due to ongoing cost reduction efforts in order to remain competitive. Selling, general and administrative expenses associated with the corporate office also declined slightly to $2.5 million in fiscal 1995 compared to $2.7 million in fiscal 1994 due to cost containment efforts. This overall reduction was mitigated slightly by an increase in selling, general and administrative expenses within the environmental remediation services operation to $1.1 million in fiscal 1995 versus $0.8 million in fiscal 1994 due to the higher sales levels and an increased number of employees.

As a result of the factors discussed above, the registrant reported income from operations in fiscal 1995 of $0.02 million compared to a loss from operations of $1.4 million in fiscal 1994.

Interest expense increased to $1.0 million in fiscal 1995 (including $0.14 million related to the amortization of the estimated fair market value of warrants) compared to $0.6 million in fiscal 1994 as a result of increased borrowings by the registrant between the fiscal years principally to fund the operations of its environmental remediation services operation, and an increase in the interest rate associated with the registrant's refinancing of certain lines of credit in March and June 1994 from prime plus 2% in fiscal 1994 to prime plus 7% in fiscal 1995. Interest income decreased to $16,000 in fiscal 1995 compared to $28,000 in fiscal 1994 due to the lower invested cash balances during the current year.

Other income in fiscal 1995 which totaled approximately $45,000 includes approximately $75,000 related to the reversal of certain accruals which are no longer required. The year ended January 31, 1994 also included an equity loss of $15,000 related to the registrant's investment in a joint venture involved in the packaging and disposal of small-quantity chemicals which is inactive.

As a result of a net operating loss for book purposes, the registrant had no federal tax provision, but recorded an income tax provision in fiscal 1995 of $55,000. During fiscal 1994, the registrant recorded an income tax provision of $22,000.

The discontinued operations of PDGR's thermal treatment facility had income of $0.66 million in fiscal 1995 and $0.47 million in fiscal 1994. During fiscal 1995, PDGR's thermal treatment plant benefitted from increased volume and a slightly higher average price per ton processed as compared to the previous fiscal year.

During the year ended January 31, 1995, the registrant's existing $2.5 million line of credit and an outstanding mortgage were sold to another lender for a purchase price of 70% of the aggregate outstanding principal balance. The new lender has afforded the registrant forgiveness of indebtedness in the amount of $0.8 million in connection with the purchase of the loans from the previous lender. Accordingly, the registrant has recognized an extraordinary gain of approximately $0.8 million associated with the extinguishment of debt, which includes an income tax provision and a charge related to the estimated fair market value of warrants issued to the new lender totaling $0.1 million.

LIQUIDITY AND CAPITAL RESOURCES

The registrant's liquidity decreased slightly during fiscal 1996 as cash and short-term investments decreased by $0.01 million to $0.6 million.


The decrease in cash during the current year is principally attributable to cash outflows associated with investing activities of $0.4 million and financing activities of $1.1 million. These cash outflows were offset by cash flows provided by operating activities of $1.5 million.

Cash inflows provided by operating activities included a $3.4 million reduction in accounts receivable, a $2.2 million decrease in costs and estimated earnings in excess of billings on uncompleted contracts. Both of these reductions are the result of changes in the EDI Program which enabled PDGR to bill certain outstanding work combined with collections on outstanding EDI receivables, a $0.4 million increase in accrued liabilities due to the timing of payments, and $0.8 million of depreciation and amortization and a $0.8 million provision for loss on disposal of discontinued operations. The aforementioned cash inflows from operating activities were offset by a $0.8 million increase in cash held in escrow related to the funding provisions of the agreements with Sirrom Environmental Funding, LLC, $0.4 million decrease in accounts payable due to payments, $0.3 million decrease in billings in excess of costs on uncompleted contracts related to the timing of contracts, an adjustment of $1.4 million due to the gain on the sale of PDGR common stock and $2.5 million as a result of the net loss generated in the period.

Cash inflows associated with financing activities during fiscal 1996 included $3.6 million of proceeds from the initial public offering of PDGR stock, $1.4 million of which was received directly by the Corporation and $2.2 million of which was received by PDGR. PDGR also received $0.1 million related to the sale of warrants in connection with the initial public offering. Financing activities also included $3.7 million of proceeds from refinanced indebtedness related to PDGR, offset by $8.5 million of repayments on indebtedness primarily related to PDGR.

The registrant's investing activities of $0.4 million during fiscal 1996 was attributable to the purchase of property, plant and equipment. Approximately $0.1 million of the property, plant and equipment purchased related to PDGR.

During fiscal 1995, the registrant's liquidity increased by $0.2 million as cash and short-term investments totaled $0.7 million at January 31, 1995 compared to $0.5 million at January 31, 1994.

The increase in cash flows during fiscal 1995 is principally attributable to net cash flows provided by financing activities of $4.5 million, which includes proceeds generated from borrowings under the registrant's existing lines of credit of $5.7 million and principal repayments on existing indebtedness of $1.2 million.

The net cash inflows generated by financing activities were used to fund investing activities on the part of the registrant in the amount of $0.2 million and to fund the cash outflows associated with the registrant's operating activities in the amount of $4.2 million.

Cash outflows used to fund the registrant's operating activities included a $3.7 million increase in accounts receivable and a $2.2 million increase in costs in excess of billing on uncompleted contracts, both of which are attributable to the higher sales levels in the current fiscal year, and a $0.4 million increase in other current assets principally related to costs associated with the initial public offering of a portion of the registrant's environmental remediation services operation which was finalized in February 1995. These cash outflows were partially offset by the cash inflows associated with a $0.9 million increase in accounts payable as a result of the higher sales levels and extended payment terms, a $0.1 million decrease in prepaid income taxes as a result of the collection of certain income tax refunds, a $0.4 million increase in accrued liabilities principally due to worker's compensation and union accruals, a $0.1 million increase in billings in excess of costs and estimated earnings due to the timing of invoices, and $0.9 million of cash inflows generated by net income and related adjustments.

Cash outflows used to fund investing activities by the registrant consisted of $0.3 million of property, plant and equipment purchases, partially offset by $0.1 million of cash inflows generated from the sale of property, plant and equipment.

During fiscal 1994, the registrant experienced a decrease in liquidity of $0.6 million as cash and short-term investments were reduced from $1.1 million at January 31, 1993 to $0.5 million at January 31, 1994. The decline in liquidity in fiscal 1994 was attributable to cash outflows in the amount of $0.5 million used to fund the purchase of property, plant and equipment and $0.5 million of cash outflows related to net repayments associated with existing indebtedness. The registrant funded $1.0 million of these cash outflows with cash generated from operating activities. Specifically, cash inflows generated by a reduction in accounts receivable of $3.0 million, the proceeds of a litigation settlement of $0.8 million, $0.2 million of billings in excess of costs on uncompleted contracts and an increase in accounts payable of $0.2 million more than offset a $1.2 million reduction in accrued liabilities, a $0.2 million increase in other current assets, and a $1.2 million increase in costs and estimated earnings in excess of billings on uncompleted contracts. The accounts receivable balance decreased as a result of the lower revenues during fiscal 1994 and the collection of receivables associated with a state reimbursement program. The increase in costs and estimated earnings in excess of billings on uncompleted contracts related to work performed under a state reimbursement program and the timing of billings. The decrease in accrued liabilities related to job costs.

As reported in the Form 10-Q for the quarter ended April 30, 1996, the Corporation had revenues of $5.1 million resulting in a net loss of $679,000 of which $426,000 was attributable to the asbestos abatement business and $253,000 related to PDGR. At April 30, 1996, the Corporation's backlog associated with the asbestos abatement business totaled $6.2 million ($4.9 million on fixed fee contracts and $1.3 million on time and materials or unit price contracts).

The registrant maintained certain lines of credit with CVD Financial Corporation ("CVD Financial") which provided $3.6 million of combined availability at January 31, 1995. On February 27, 1995, the registrant repaid $1.1 million to CVD Financial with proceeds generated from the sale of its 40.5% interest in PDGR and the existing line of credit was reduced to $2.5 million. On March 31, 1995, the expiration date associated with the CVD Financial line of credit was extended to July 1, 1995.

On October 31, 1995, the registrant entered into an Amended and Restated Loan Agreement with CVD Financial wherein the maximum borrowings under this line of credit was set at $2,419,994. The interest rate under this line of credit was reduced from prime plus 7% to prime plus 3% and all amounts borrowed under this line of credit are due and payable on December 31, 1996. A term loan for $559,991 was also provided as part of the Loan Agreement, with interest at the prime rate of interest plus 3%. The Term Loan requires monthly principal payments of $13,533 plus interest.

As part of the aforementioned Loan Agreement, CVD Financial was granted the right to convert any portion of the outstanding balances of the line of credit and the term loan, any time after January 31, 1996, into common stock of the registrant. The Conversion Price is the lesser of the market price, as defined, of the registrant's common stock on January 31, 1996 or the market price on the date of the Conversion Notice, except that the conversion price, in neither case, shall not be less than $0.65 per share. Additionally, the registrant pledged shares representing its 59.5% ownership share in PDGR as additional collateral for the Loan Agreement.

On April 25, 1996, the Corporation entered into a Loan Extension Agreement ("Extension Agreement") whereby the maturity date for the line of credit and term loan were extended to May 1, 1997. The Extension Agreement also provides that if the Corporation sells its remaining 59.5% interest in PDGR, CVD would re-advance the Corporation $325,000 under the existing line of credit for working capital purposes. If the Corporation has not sold its remaining interest in PDGR by July 24, 1996, CVD would have the option at that time and thereafter to acquire the PDGR shares at $1 per share with the purchase price credited against the aforementioned loans. Upon sale of the PDGR stock by CVD prior to the maturity date of the loans, at amounts varying from $1 per share, the variance from $1 per share will be credited/charged to the Corporation's loan balance except that CVD may not sell the PDGR shares at a price below a defined floor amount which is $0.99 per share. CVD will be obligated to sell the PDGR shares to a third party identified by PDGR providing that the third party is paying at least $1 per share and the maturity date of the loans has not been reached.


On July 31, 1996, the Corporation entered into a Loan Modification Agreement ("Modification Agreement") with CVD. The Modification Agreement provides that CVD will purchase all 1,470,320 shares of PDGR common stock held by the Corporation for $0.82 per share and that the aggregate purchase price of $1,205,662 will be utilized to reduce the outstanding balance on the line of credit. After application of the proceeds, the line of credit will be reduced to $1,214,332, and the maximum allowable borrowings under the line of credit are capped at $1,500,000. The maturity date of the line of credit and term loan agreements was extended until August 1, 1997.

If before November 1, 1996, the Corporation can arrange a sale of all PDGR shares held by CVD at a price above $0.82 per share, the excess will be credited against the balance on the line of credit. The Corporation has granted an exclusive option to a third party for $1.20 per share. If the option is exercised, the gain to the Corporation will be $559,000 and debt with CVD will be reduced by a similar amount.

Ultimate consummation of the sale to CVD is dependent upon the reincorporation of PDGR in the state of Delaware.

Since the registrant has borrowed a majority of the allowable balance under its existing line of credit and incurred a significant loss from operations, the registrant's ability to meet its immediate and future liquidity requirements is dependent upon the registrant's ability to maintain profitability on an ongoing basis, convert assets into cash and raise additional equity and/or enter into a new credit facility.

PDGR, in which the registrant maintained a 59.5% ownership interest, maintained a $5.0 million Barnett Bank Agreement. On June 14, 1995, PDGR entered into a forbearance agreement with Barnett Bank pursuant to which the revolving line of credit was terminated and the remaining principal balance outstanding under the Barnett Bank Agreement was to be paid down through a combination of funds provided under the agreement discussed below, collections on certain outstanding accounts receivable balances and stipulated principal payments.
The forbearance agreement provided that the maturity date relative to the remaining outstanding principal balance was February 1, 1996. The Barnett Bank term loan was repaid in full on December 21, 1995.

On January 27, 1995, PDG Environmental Services, Inc. ("PDGES"), a wholly-owned subsidiary of PDGR, entered into an agreement with Sirrom Environmental Funding LLC ("Sirrom Agreement"), which provides $0.75 million of funding in connection with clean-up activities under the EDI Program. The Sirrom Agreement expires on January 27, 1997 and enables PDGES to fund the amounts which PDGES bills under the EDI Program at the prime rate of interest, as defined, plus 2%. The Corporation is advanced 100% of amounts billed, plus is required to deposit 10% into an escrow account to cover potential disallowances. The registrant and PDGR are guarantors on the Sirrom Agreement. As of January 31, 1996, PDGES was advanced approximately $0.7 million under the Sirrom Agreement.

On August 21, 1995, PDGES entered into an agreement with Sirrom Environmental Funding LLC ("Second Sirrom Agreement"), which provides $4.0 million of funding relative to unbilled amounts under the EDI Program. The Second

Sirrom Agreement, which expires on August 21, 1997, enables PDGR to fund prospective amounts billed under the EDI Program at the prime rate of interest, as defined, plus 3%. Although PDGR will be advanced 100% of amounts billed, it is required to deposit 34% into an escrow account to cover potential disallowances, future interest costs, and a commitment fee of 2% of the total funding provided. PDGR also issued a warrant to purchase 100,000 shares of PDGR's common stock at an exercise price of $1.37 per share in conjunction with the execution of the Second Sirrom Agreement. The registrant and PDGR are guarantors under the Second Sirrom Agreement. As of January 31, 1996, PDGR had been advanced $1.9 million under the Second Sirrom Agreement.

The registrant will continue to monitor closely its short-term and long-term liquidity requirements on an ongoing basis and is prepared to implement any measures required to conserve cash to meet its needs and to satisfy its obligations.

PROSPECTIVE INFORMATION

The registrant's current business consists solely of asbestos abatement contracting after the sale of its 59.5% ownership in PDGR to CVD. The registrant has also been named in a purported class action suit involving the purchase by all persons and entities of the registrant's common stock from February 9, 1995 through May 23, 1995. The action alleges that the defendants violated certain federal securities laws. The registrant believes that the allegations are without merit or that there are meritorious defenses to the allegations, and intends to defend the action vigorously. If, however, the plaintiff is successful in its claims, a judgment rendered against the registrant and the other defendants would likely have a material adverse effect on the business and operations of the registrant.

In April 1996, David J. D'Appolonia, President of the registrant, resigned his position to pursue personal business activities. He also resigned as Vice Chairman and a member of the registrant's Board of Directors. The resignation of Mr. D'Appolonia along with other staff reductions, office closings and the reduction in interest expense on the negotiated lines of credit will result in significant overhead reductions.

The resignation of Mr. D'Appolonia along with the resignation of Mr. Bill W. Sorenson as a member of the registrant's Board of Directors in December 1995 for personal reasons, reduces the registrant's Board of Directors to two members consisting of one internal and one external director. The registrant has not as yet arranged replacements for members of the Board of Directors but will be seeking new directors to stand for election at this year's Annual Meeting of Stockholders.

The registrant is exploring further options to increase its liquidity and stockholders' equity including the aforementioned resale of the PDGR shares held by CVD, a private placement of the registrant's equity securities and/or the consummation of a new credit facility.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
PDG Environmental, Inc.


We have audited the accompanying consolidated balance sheets of PDG Environmental, Inc. (the "Corporation") as of January 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1996. Our audits also included the financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PDG Environmental, Inc. at January 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                             /s/ ERNST & YOUNG LLP
                                             ----------------------
                                                Ernst & Young LLP

Pittsburgh, Pennsylvania
March 20, 1996,
except for Notes 3 and 7 as to which the date is April 25, 1996

CONSOLIDATED BALANCE SHEETS

PDG ENVIRONMENTAL, INC.

                                                                                          JANUARY 31,
                                                                                    1996               1995
                                                                               -------------------------------
ASSETS

CURRENT ASSETS
 Cash and short-term investments                                               $   636,000         $   681,000
 Cash held in escrow                                                               968,000             151,000
 Accounts receivable, less allowance of $768,000 and
    $624,000 in 1996 and 1995, respectively                                      4,847,000           8,675,000
 Costs and estimated earnings in excess of billings on
    uncompleted contracts                                                        2,990,000           5,216,000
 Inventories                                                                       181,000             216,000
 Notes receivable from officers                                                    197,000             197,000
 Prepaid income taxes                                                               64,000             174,000
 Other current assets                                                              492,000             552,000
 Net assets of discontinued operation                                                    -             437,000
                                                                               -----------         -----------

TOTAL CURRENT ASSETS                                                            10,375,000          16,299,000

PROPERTY, PLANT AND EQUIPMENT
 Land                                                                               42,000              42,000
 Leasehold improvements                                                             66,000              60,000
 Furniture and fixtures                                                            168,000             148,000
 Vehicles                                                                          457,000             395,000
 Equipment                                                                       3,400,000           3,078,000
 Buildings                                                                         369,000             369,000
                                                                               -----------         -----------

                                                                                 4,502,000           4,092,000
 Less: accumulated depreciation                                                  3,503,000           2,994,000
                                                                               -----------         -----------

                                                                                   999,000           1,098,000

OTHER ASSETS                                                                        76,000             122,000
                                                                               -----------         -----------

TOTAL ASSETS                                                                   $11,450,000         $17,519,000
                                                                               ===========         ===========


See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

PDG ENVIRONMENTAL, INC.

                                                                                         JANUARY 31,
                                                                                   1996               1995
                                                                              --------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable                                                             $ 2,734,000          $ 3,058,000
 Accrual for sale of discontinued operation                                       140,000                    -
 Insurance company accrual                                                      1,284,000            1,284,000
 Short-term borrowings                                                                  -            3,520,000
 Billings in excess of costs and estimated earnings on
    uncompleted contracts                                                         615,000              745,000
 Accrued liabilities                                                            1,535,000            1,171,000
 Current portion of long-term debt                                                192,000               43,000
                                                                              -----------          -----------

TOTAL CURRENT LIABILITIES                                                       6,500,000            9,821,000

LONG-TERM DEBT                                                                  2,786,000            4,089,000

MINORITY INTEREST                                                                 946,000                    -

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
 Cumulative convertible Series A preferred stock, (2%) $0.01 par value,
     5,000,000 shares authorized and 186,052 and 235,099 issued and outstanding shares at January 31, 1996 and 1995, (liquidation
     preference $1,860,524 and $2,350,990, respectively)                          444,000              562,000
 Common stock, $0.02 par value, 30,000,000 shares authorized and 5,908,868 shares and 5,423,695 shares issued and outstanding
     at January 31, 1996 and 1995                                                 118,000              109,000
 Paid-in capital                                                                4,230,000            3,866,000
                                                                              -----------         ------------
                                                                                4,348,000            3,975,000

 (Deficit) retained earnings                                                   (3,574,000)            (928,000)
                                                                              -----------         ------------

TOTAL STOCKHOLDERS' EQUITY                                                      1,218,000            3,609,000
                                                                              -----------         ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $11,450,000          $17,519,000
                                                                              ===========          ===========





See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

PDG ENVIRONMENTAL, INC.

                                                                        FOR THE YEARS ENDED JANUARY 31,
                                                                   1996                1995             1994
                                                               -----------         -----------      -----------
CONTRACT REVENUES                                              $20,994,000         $27,020,000       $21,656,000

CONTRACT COSTS                                                  18,166,000          22,274,000        18,055,000
                                                               -----------         -----------       -----------

GROSS MARGIN                                                     2,828,000           4,746,000         3,601,000

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                     5,253,000           4,723,000         4,961,000
                                                               -----------         -----------       -----------

INCOME (LOSS) FROM OPERATIONS                                   (2,425,000)             23,000        (1,360,000)

OTHER INCOME (EXPENSE):
 Gain on sale of PDG Remediation, Inc. Common Stock              1,354,000                   -                 -
 Equity (loss) income in joint ventures                                  -                   -           (15,000)
 Equity income in Integrated Remediation, Inc.                           -                   -             5,000
 Interest expense:
    Interest on financial obligations                             (873,000)           (841,000)         (539,000)
    Amortization of estimated fair market value of warrants              -            (142,000)          (23,000)
 Interest income                                                    37,000              16,000            28,000
 Other income                                                       10,000              45,000            13,000
                                                               -----------         -----------       -----------
                                                                   528,000            (922,000)         (531,000)
                                                               -----------         -----------       -----------

(LOSS) INCOME BEFORE INCOME TAXES, DISCONTINUED
  OPERATIONS, MINORITY INTEREST IN LOSSES OF
  CONSOLIDATED SUBSIDIARY AND EXTRAORDINARY ITEM                (1,897,000)           (899,000)       (1,891,000)

INCOME TAX PROVISION                                                     -              55,000            22,000

MINORITY INTEREST                                                  506,000                   -                 -
                                                               -----------         -----------       -----------

LOSS BEFORE DISCONTINUED OPERATION AND EXTRAORDINARY
  ITEM                                                          (1,391,000)           (954,000)       (1,913,000)

DISCONTINUED OPERATION:
 Income (loss) from operation, net of income tax
   of $100,000 and $39,000 in 1995 and 1994, respectively         (560,000)            655,000           468,000
 Loss on disposal                                                 (500,000)                  -                 -


EXTRAORDINARY ITEM, NET OF TAX                                           -             772,000                 -
                                                               -----------         -----------       -----------

NET INCOME (LOSS)                                              $(2,451,000)        $   473,000       $(1,445,000)
                                                               ===========         ===========       ===========

UNDECLARED PREFERRED STOCK DIVIDEND REQUIREMENTS               $    45,000         $         -       $   547,000
                                                               ===========         ===========       ===========

EARNINGS (LOSS) PER COMMON SHARE
 Loss before extraordinary item and discontinued
   operation                                                   $     (0.25)        $     (0.13)      $     (0.75)
 Discontinued operation                                              (0.19)               0.09              0.14
 Extraordinary item                                                      -                0.11                 -
                                                               -----------         -----------       -----------

 Net income (loss) per share                                   $     (0.44)        $      0.07       $     (0.61)
                                                               ===========         ===========       ===========

AVERAGE COMMON SHARES AND DILUTIVE COMMON
  EQUIVALENTS OUTSTANDING                                        5,670,000           7,157,000         3,267,000
                                                               ===========         ===========       ===========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

PDG ENVIRONMENTAL, INC.


                                               PREFERRED         PREFERRED                                (DEFICIT)       TOTAL
                                                 STOCK             STOCK        COMMON      PAID-IN        RETAINED   STOCKHOLDERS'
                                                SERIES A         SERIES B       STOCK       CAPITAL        EARNINGS      EQUITY
                                              ----------        ----------     -------     ---------      ----------  -------------
BALANCE AT JANUARY 31, 1993                 $ 2,389,000       $ 1,059,000     $ 26,000     $  408,000     $   316,000   $ 4,198,000


Conversion of 100 shares of
    cumulative convertible 4%
    preferred stock into 905,484
    shares of common stock                                     (1,059,000)      18,000      1,034,000         (19,000)      (26,000)

Conversion of 735,160 shares
    of cumulative convertible
    9% preferred stock into
    3,038,972 shares of common stock         (1,756,000)                        61,000      1,941,000        (246,000)           --

Issuance of 22,375 shares under
    Employee Incentive Stock Option Plan                                                       18,000                        18,000

Issuance of 38,500 shares under
    Non-Employee Directors Stock
    Option Plan                                                                  1,000         22,000                        23,000

Issuance of 375,000 warrants                                                                  281,000                       281,000

Net loss                                                                                                   (1,445,000)   (1,445,000)
                                            -----------       -----------     --------     ----------     -----------   -----------


BALANCE AT JANUARY 31, 1994                     633,000                --      106,000      3,704,000      (1,394,000)    3,049,000

Conversion of 29,740 shares of
    cumulative convertible 9%
    preferred stock into 121,392
    shares of common stock                      (71,000)                         3,000         75,000          (7,000)           --

Issuance of 277,500 warrants                                                                   89,000                        89,000

Issuance of 150,000 warrants                                                                   52,000                        52,000

Adjustment to exercise price
   and revaluation of 375,000 warrants                                                        (57,000)                      (57,000)

Issuance of 5,500 shares under
    Employee Incentive Stock Option Plan                                                        3,000                         3,000

Net income                                                                                                    473,000       473,000
                                            -----------       -----------     --------     ----------     -----------   -----------

BALANCE AT JANUARY 31, 1995                     562,000                --      109,000      3,866,000        (928,000)    3,609,000

Conversion of 49,047 shares of
    cumulative convertible 9%
    preferred stock into 204,902
    shares of common stock                     (118,000)                         4,000        134,000         (20,000)           --

Issuance of 1,000,000 warrants by PDGR                                                         60,000                        60,000

Issuance of 280,071 shares of
    common stock to reflect declaration
    of 1/3 of the common stock rights                                            5,000        170,000        (175,000)           --

Net loss                                                                                                   (2,451,000)   (2,451,000)
                                            -----------       -----------     --------     ----------     -----------   -----------

BALANCE AT JANUARY 31, 1996                 $   444,000       $        --     $118,000     $4,230,000     $(3,574,000)  $ 1,218,000
                                            ===========       ===========     ========     ==========     ===========   ===========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PDG ENVIRONMENTAL, INC.

                                                                        FOR THE YEARS ENDED JANUARY 31,
                                                                   1996               1995              1994
                                                               -----------        ------------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                              $(2,451,000)       $    473,000       $(1,445,000)

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS)
 TO CASH PROVIDED (USED) BY OPERATING ACTIVITIES:
 Depreciation and amortization                                     764,000             840,000           777,000
 Minority Interest                                              (1,228,000)                  -                 -
 Gain on sale of PDG Remediation, Inc. common stock             (1,354,000)
 Equity losses (earnings), including distributions from
    (advances to) joint venture                                          -              14,000            (6,000)
 Deferred income taxes                                                   -            (174,000)          (31,000)
 Provision for loss on disposal of discontinued operation          840,000                   -                 -
 Provision for losses on accounts receivable                       402,000             260,000           355,000
 Other                                                             (56,000)            172,000            73,000
 Extraordinary item                                                      -            (678,000)                -

CHANGES IN CURRENT ASSETS AND LIABILITIES OTHER THAN CASH:
 Cash held in escrow                                              (817,000)           (151,000)                -
 Accounts receivable                                             3,426,000          (3,697,000)        2,989,000
 Costs and estimated earnings in excess of billings on
    uncompleted contracts                                        2,226,000          (2,188,000)       (1,189,000)
 Inventories                                                        35,000             (24,000)           79,000
 Proceeds from litigation settlement                                     -                   -           791,000
 Prepaid income taxes                                              110,000              51,000            49,000
 Other current assets                                                    -            (432,000)         (195,000)
 Accounts payable                                                 (390,000)            861,000           188,000
 Billings in excess of costs and estimated earnings on
    uncompleted contracts                                         (130,000)             78,000           226,000
 Net assets of discontinued operation                             (263,000)            (36,000)       (1,282,000)
 Accrued liabilities                                               382,000             388,000        (1,228,000)
 Other                                                                   -              45,000           (72,000)
                                                               -----------        ------------       -----------

TOTAL ADJUSTMENTS                                                4,579,000          (5,105,000)          356,000
                                                               -----------        ------------       -----------

CASH PROVIDED (USED) BY OPERATING ACTIVITIES                     1,496,000          (4,198,000)           79,000

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property, plant and equipment                        (404,000)           (304,000)         (470,000)
 Proceeds from sale of property, plant and equipment                     -             123,000             5,000
                                                               -----------        ------------       -----------

NET CASH USED BY INVESTING ACTIVITIES                             (404,000)           (181,000)         (465,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from debt                                              3,696,000           5,749,000         1,952,000
 Proceeds on sale of PDG Remediation, Inc. common stock          3,586,000                   -                 -
 Proceeds on sale of warrants                                      100,000                   -                 -
 Principal payments on debt                                     (8,519,000)         (1,201,000)       (2,110,000)
                                                               -----------        ------------       -----------

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                (1,137,000)          4,548,000          (158,000)
                                                               -----------        ------------       -----------

Net increase (decrease) in cash and short-term investments         (45,000)            169,000          (544,000)
Cash and short-term investments, beginning of year                 681,000             512,000         1,056,000
                                                               -----------        ------------       -----------

CASH AND SHORT-TERM INVESTMENTS, END OF YEAR                   $   636,000        $   681,000        $   512,000
                                                               ===========        ============       ===========


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PDG ENVIRONMENTAL, INC.

FOR THE THREE YEARS ENDED JANUARY 31, 1996


NOTE 1 - BASIS OF PRESENTATION

BUSINESS ACTIVITIES

PDG Environmental, Inc. (the "Corporation") is primarily engaged in providing environmental services to the public and private sectors. These environmental services consist of asbestos abatement and environmental remediation services.

Asbestos abatement services are generally performed under the terms of fixed price contracts or time and materials contracts with a duration of less than one year, although larger projects may require two or three years to complete.

The Corporation's environmental remediation services segment provides remediation services associated with leaking underground storage tanks and hazardous materials. The underground storage tank remediation services are generally performed under the terms of cost-plus and time and materials contracts with a duration of one to three years and can be terminated by either party upon 30 days notice. The remediation services segment also operated a facility which remediated petroleum-contaminated soil utilizing a thermal desorption process. On April 25, 1996, the interest in this facility was sold. The effective date of the transaction for accounting purposes was January 31, 1996 and, accordingly, the Corporation has classified the operations of this facility as a discontinued operation (see also Note 3).

Effective July 20, 1994, the Corporation formed a new subsidiary PDG Remediation, Inc. ("PDGR"). The Corporation's environmental remediation services business was merged into PDGR effective October 20, 1994. PDGR operated as a wholly-owned subsidiary of the Corporation until February 9, 1995, at which time, the Corporation sold approximately 40.5% of its wholly-owned environmental remediation services business, PDGR, to the public. The sale consisted of 1,000,000 shares of PDGR common stock (at $5.00 per share) and 1,000,000 redeemable warrants to purchase an additional 1,000,000 shares of PDGR common stock (at $0.10 per warrant). The Corporation sold 400,000 of its PDGR common shares as part of the offering and received net proceeds of approximately $1,400,000. PDGR sold 600,000 newly issued common shares plus 1,000,000 redeemable warrants and received net proceeds of approximately $2,300,000. The Corporation recognized a pre-tax gain of $1,354,000 on the transaction. The redeemable warrants entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share. The redeemable warrants may be exercised at any time and expire on February 9, 2000. The Corporation will continue to consolidate its remaining interest (currently 59.5%) as long as more than 50% of the common stock is owned.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL PRESENTATION:

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the Corporation's wholly-owned subsidiaries. The accounts of PDGR in which the Corporation maintains a 59.5% ownership interest subsequent to the initial public offering of PDGR's common stock and warrants as described in Note 1. All significant intercompany transactions are eliminated in consolidation.

REVENUES AND COST RECOGNITION:

Revenues for asbestos abatement and environmental remediation services are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method). Revenues from the treatment of contaminated soil were recognized when the soil was processed by the Corporation.

Contract costs include direct labor and material costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, depreciation, repairs and insurance. Selling, general and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period that such amounts are incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

CASH AND SHORT-TERM INVESTMENTS:

Cash and short-term investments consist principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having a maturity of three months or less at the time of purchase. At January 31, 1996 and 1995, cash and short-term investments included two certificates of deposit totaling $75,000 and $91,500, respectively, which secure underlying letters of credit and cash held in escrow totaling $75,000 and $206,000, respectively.

CASH HELD IN ESCROW:

Cash held in escrow represents amounts which are subject to withdrawal restrictions and principally relate to a funding arrangement with Sirrom Environmental Funding, LLC (also see Note 7) and work performed as a subcontractor to certain companies in the EDI Program.

INVENTORIES:

Inventories consisting of materials and supplies used in the completion of contracts is stated at the lower of cost (on a first-in, first-out basis) or market.

PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method.

INCOME TAXES:

Earnings on construction contracts, for income tax purposes, are determined using the percentage-of-completion method of accounting.

Deferred income taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted laws and rates.

RECLASSIFICATIONS:

Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation. Additionally, Geologic Recovery Systems was treated as a discontinued operation (see Note 3), and all prior year financial statements were reclassified to conform with this presentation.

NOTE 3 - DISCONTINUED OPERATION

On April 25, 1996, the Corporation sold its interest in its thermal treatment facility, GeoLogic Recovery Systems ("GeoLogic") to Specialized Environmental, Inc. ("SEI") in exchange for the assumption by SEI of all of the obligations and liabilities of GeoLogic. The sale was effective as of January 31, 1996 for accounting purposes. Concurrently, the Corporation entered into a Surrender and Release Agreement effective as of January 31, 1996 with respect to an equipment lease associated with the facility in exchange for a $0.22 million payment.

The Corporation has accounted for GeoLogic as a discontinued operation as of January 31, 1996 and, accordingly, its operating results are reported in this manner in all years presented in the accompanying consolidated financial statements. The Corporation has recorded a loss on the disposition of GeoLogic of $0.5 million in fiscal 1996 net of minority interest. Net sales of GeoLogic were $1.5 million, $ 3.9 million and $ 4.0 million in fiscal years 1996, 1995 and 1994, respectively.

NOTE 4 - ACCOUNTS RECEIVABLE

Accounts receivable at January 31, 1996 and 1995 include $166,000 and $263,000, respectively, of retainage receivables. For the years ended January 31, 1996 and 1995, no single customer contributed to 10% or more of the Corporation's consolidated revenues.

It is the Corporation's policy not to require collateral with respect to outstanding receivables. The Corporation continuously reviews the credit worthiness of customers and, when necessary, requests collateral to secure the performance of services.

PDGR has contracts to provide services involving the remediation of underground storage tank sites for private customers under the EDI Program. Receivables under this program at January 31, 1996 and 1995 totaled $2,000,000 and $4,942,000, respectively. During the three years ended January 31, 1996, revenues equal to 14%, 28% and 16%, respectively, of consolidated revenues were attributable to this program.

PDGR also performs services as a subcontractor to companies with respect to work performed under a state reimbursement program. In certain circumstances, PDGR has provided an indemnification for any amounts which are not reimbursed. At January 31, 1996 and 1995, PDGR has provided such indemnifications for $7,011,000 and $3,137,000, respectively, of work performed pursuant to such subcontractor arrangements. PDGR has provided for any potential future losses associated with these indemnifications as part of its allowance for doubtful accounts.

All of the Corporation's outstanding accounts receivable are expected to be collected within the normal operating cycle of one year.

NOTE 5 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Details related to contract activity are as follows:

                                                                                            JANUARY 31,
                                                                                    1996                    1995
                                                                                 -----------             -----------
Revenues earned on uncompleted contracts                                         $12,686,000             $16,619,000
Less:  billings to date                                                           10,311,000              12,148,000
                                                                                 -----------             -----------

Net Under Billings                                                               $ 2,375,000             $ 4,471,000
                                                                                 ===========             ===========


Included in the accompanying consolidated balance sheets under the following captions:


                                                                                           JANUARY 31,
                                                                                    1996                 1995
                                                                                 ----------           -----------
Costs and estimated earnings in excess of billings on
 uncompleted contracts                                                           $2,990,000           $5,216,000
Billings in excess of costs and estimated earnings on
 uncompleted contracts                                                             (615,000)            (745,000)
                                                                                 ----------           ----------

Net Under Billings                                                               $2,375,000           $4,471,000
                                                                                 ==========           ==========

Costs and estimated earnings in excess of billings on uncompleted contracts at January 31, 1996 and 1995 include approximately $400,000 and $300,000, respectively, related to contracts where the customers are disputing the related scope. The Corporation is litigating to recover the additional monies owed under one contract and a contract claim on the other claim. Management believes that the amounts will ultimately be recovered.

At January 31, 1996 and 1995, net under billings included $2,062,000 and $4,135,000, respectively, of amounts which will be billed under a state reimbursement program for the remediation of underground storage tanks.

NOTE 6 - INVESTMENTS IN AFFILIATES

PDG SERVICES

The Corporation and GP Industries, Inc. formed PDG Services in September 1992, a general partnership joint venture to handle the packaging and disposal of laboratory chemicals for public and private sector clients. The joint venture was inactive during the years ended January 31, 1996 and 1995. The Corporation invested $15,000 in the joint venture during the year ended January 31, 1994. During the year ended January 31, 1994, the Corporation recognized an equity loss of $15,000.

NOTE 7 - LINES OF CREDIT

During 1994, the Corporation entered into a loan agreement with CVD Financial Corporation (the "CVD Agreement") in the amount of $1,812,000 and an Amended and Restated Credit Agreement (the "Amended and Restated Credit Agreement") with Integra Bank in the amount of $2,500,000. Under the Amended and Restated Credit Agreement, borrowings by the Corporation are limited to 60% of the underlying receivables borrowing base at an interest rate based upon the bank's basic rate (as defined) plus 2%. The Amended and Restated Credit Agreement also provides for the issuance of letters of credit and a commitment fee of 1/2 of 1% on the average daily unused portion of the facility. The Amended and Restated Credit Agreement contains certain financial and non-financial covenants.

The CVD Agreement contains a $1,000,000 line of credit facility which expired on April 1, 1995 and an $812,000 term loan which expire on April 1, 1997. All borrowing under the CVD Agreement bear interest at a bank rate (as defined) plus 7%. Borrowings under the CVD Agreement are limited to 85% of the receivables borrowing base. The principal balance of the term loan amortizes over a five year period and is secured by the fixed assets and a mortgage on certain property of the Corporation. The Corporation was required to supply certain financial and non-financial information under the CVD Agreement. Additionally, a material adverse change in the Corporation's financial condition may trigger an event of default. The Corporation was also prohibited from declaring any dividends under the CVD Agreement.

The Corporation issued 277,500 warrants at an exercise price of $1.125 per share in conjunction with the execution of the CVD Agreement which have been recorded as an additional cost of the financing.

Effective June 30, 1994, Integra Bank sold its interest in the Amended and Restated Credit Agreement to CVD Financial Corporation for a purchase price of 70% of the aggregate outstanding principal balance. Additionally, Integra Bank sold its interest in an outstanding mortgage to CVD Financial Corporation at 70% of the aggregate outstanding principal balance.

CVD Financial Corporation afforded the Corporation forgiveness of indebtedness in the amount of $789,000 in connection with the purchase of the loans from Integra Bank. Accordingly, the Corporation recognized an extraordinary gain of approximately $772,000 which includes a $59,000 income tax provision and a charge of $52,000 representing the estimated fair market value of 150,000 warrants issued to CVD Financial Corporation at an exercise price of $0.75 per share in connection with the transaction.

Subsequent to the purchase of the loans from Integra Bank, CVD Financial Corporation provided the Corporation with a $2,000,000 line of credit on terms equivalent to those under the CVD Agreement.

The CVD Agreement was amended several times during fiscal 1995 to extend to the Corporation an additional $300,000 revolving credit, to transfer $300,000 of revolving credit available under a separate subsidiary line of credit discussed below to the CVD Agreement, and to extend the repayment date associated with these additional advances to the sale by the Corporation of 40% of its environmental remediation services operation, PDGR, to the public.

On February 27, 1995, the Corporation repaid $1.1 million to CVD Financial with proceeds generated from the sale of its 40.5% interest in PDGR and the existing line of credit was reduced to $2.5 million.

On October 31, 1995, the Corporation entered into an Amended and Restated Loan Agreement with CVD Financial wherein the maximum borrowings under this line of credit was set at $2,419,994. The interest rate under this line of credit was reduced from prime plus 7% to prime plus 3% and all amounts borrowed under this line of credit were due and payable on December 31, 1996. A term loan for $559,991 was also provided as part of the Loan Agreement, with interest at the prime rate of interest plus 3%. The Term Loan requires monthly principal payments of $13,533 plus interest and matured December 31, 1996. Prior to the October 31, 1995 refinancing, CVD Financial held warrants to purchase 752,500 shares of the Corporation's common stock at prices ranging from $0.75 to $1.25 per share. As part of the new Loan Agreement, CVD Financial continues to hold the warrants.

As part of the aforementioned Loan Agreement, CVD Financial was granted the right to convert any portion of the outstanding balances of the line of credit and the term loan, any time after January 31, 1996, into common stock of the Corporation. The conversion price is the lesser of the market price, as defined, of the Corporation's common stock on January 31, 1996 or the market price on the date of the conversion notice, except that the conversion price, in neither case, shall not be less than $0.65 per share. Additionally, the Corporation pledged PDGR shares representing its 59.5% interest as additional collateral for the Loan Agreement. At January 31, 1996, the Corporation was fully borrowed under the $2.42 million of combined availability existing under the CVD Agreement.

On April 25, 1996, the Corporation entered into a Loan Extension Agreement ("Extension Agreement") whereby the maturity date for the line of credit and term loan were extended to May 1, 1997. The Extension Agreement also provides that if the Corporation sells its remaining 59.5% interest in PDGR, CVD would re-advance the Corporation $325,000 under the existing line of credit for working capital purposes. If the Corporation has not sold its remaining interest in PDGR by July 24, 1996, CVD would have the option at that time and thereafter to acquire the PDGR shares at $1 per share with the purchase price credited against the aforementioned loans. Upon sale of the PDGR stock by CVD prior to the maturity date of the loans, at amounts varying from $1 per share, the variance from $1 per share will be credited/charged to the Corporation's loan balance except that CVD may not sell the PDGR shares at a price below a defined floor amount which is $0.99 per share. CVD will be obligated to sell the PDGR shares to a third party identified by PDGR providing that the third party is paying at least $1 per share and the maturity date of the loans has not been reached.

Summary information concerning the Corporation's Credit Agreements during the years ended January 31, 1996, 1995 and 1994 is as follows:

                                                                                    JANUARY 31,
                                                                 1996                  1995             1994
                                                              ---------------------------------------------------
Borrowings outstanding at end of year                         $        -(a)          $3,520,000        $2,895,000
Letters of credit outstanding at end of year                           -                 80,000            80,000
Maximum borrowing permitted                                    2,420,000              3,600,000         3,000,000
Average amount outstanding                                     2,501,000              3,270,000         2,194,000
Maximum amount outstanding                                     3,520,000              3,520,000         2,895,000
Year end interest rates                                           11.50%                 15.50%             8.00%
Average interest rates                                            14.49%                 12.81%             8.00%

(a)Reclassified to Long-Term Debt.

During fiscal 1995, PDG Environmental Services, Inc. ("PDGES"), a wholly-owned subsidiary of the Corporation maintained a $2,500,000 revolving line of credit through CVD Financial Corporation which was increased to $4,000,000 on September 6, 1994 (the "PDGES Agreement"). Borrowings under the $4,000,000 line of credit were limited to 85% of eligible accounts receivable and interest was assessed at the prime rate plus 7%. PDGES was also required to pay a facility fee of 1% on the average daily unused commitment. At January 31, 1995, the Corporation had $3,526,000 outstanding under the PDGES Agreement.

On February 27 and 28, 1995, the PDGES Agreement was repaid in full with a combination of borrowings under the Barnett Bank Agreement (see following discussion) and the proceeds generated by PDGR from the initial public offering of its common shares.

Summary information concerning the PDGES line of credit agreements during the years ended January 31, 1996, 1995 and 1994 is as follows:


                                                                                    JANUARY 31,
                                                                     1996               1995              1994
                                                                 ------------------------------------------------
Borrowings outstanding at end of year                            $        -          $3,526,000        $  665,000
Maximum borrowing permitted                                       5,000,000           3,700,000         2,500,000


Average amount outstanding                                        2,253,000           2,270,000         1,470,000
Maximum amount outstanding                                        3,676,000           3,526,000         1,781,000
Year end interest rates                                                   -              15.50%            13.00%
Average interest rates                                               11.53%              14.70%             8.69%

On February 8, 1995, PDGR entered into a $5,000,000 Credit Agreement with Barnett of Central Florida, N.A. (the "Barnett Bank Agreement"). Borrowings under the Barnett Bank Agreement were limited to 75% of eligible accounts receivable, as defined, and bear interest at the prime rate plus 2%. As a result of a default of certain covenants under the Barnett Agreement, on June 14, 1995 PDGR entered into a forbearance agreement with Barnett Bank which was further amended on August 8, 1995. Under these forbearance agreements, the revolving line of credit was terminated and the outstanding loan balance was converted to a term loan maturing on February 1, 1996. The Barnett Bank term loan was repaid in full by PDGR on December 21, 1995.

On January 27, 1995, PDGES entered into a Master Funding and Indemnification Agreement with Sirrom Environmental Funding, LLC, (the "Sirrom Agreement") which provides $750,000 of funding in connection with clean-up activities under the EDI Program. The Sirrom Agreement expires on January 27, 1997 and enables the Corporation to fund the amounts which PDGES bills under the EDI Program at the prime rate of interest, as defined, plus 2%. PDGES is advanced 100% of amounts billed, and is required to deposit 10% into an escrow account to cover potential disallowances. PDGR and the Corporation are guarantors on the Sirrom Agreement. As of January 31, 1996, PDGES was advanced approximately $747,000 under the Sirrom Agreement.

On August 21, 1995, PDGES entered into a second Master Funding and Indemnification Agreement with Sirrom Environmental Funding, LLC (the "Second Sirrom Agreement"), which provides $4,000,000 of funding relative to unbilled
amounts under the EDI Program.    The Second Sirrom Agreement, which expires on
August 21, 1997, enables the Corporation to fund amounts billed under the EDI Program at the prime rate of interest, as defined, plus 3%. Although PDGES will be advanced 100% of amounts billed, it is required to deposit 34% into an escrow account to cover potential disallowances, future interest costs, and a commitment fee of 2% of the total funding provided. PDGR also issued a warrant to purchase 100,000 shares of PDGR's common stock to Sirrom Environmental Funding, LLC at an exercise price of $1.37 per share in conjunction with the execution of the Second Sirrom Agreement. The warrants expire on January 31, 1999. PDGR has recorded $50,000 as the estimated fair market value of the warrant. PDGR and the Corporation are guarantors on the Second Sirrom Agreement. As of January 31, 1996, PDGES was advanced approximately $1,868,000 under the Second Sirrom Agreement.

The carrying value of the Corporation's credit facility and term loan approximate their fair value.

NOTE 8 - ACCRUED LIABILITIES

Accrued liabilities are as follows:

                                                                                               JANUARY 31,
                                                                                        1996              1995
                                                                                     ----------------------------
Worker's compensation                                                                $  324,000       $  157,000
Wages                                                                                   227,000          254,000
Withheld and accrued taxes                                                              112,000           63,000
Accrued interest                                                                         80,000          104,000
Accrued royalties                                                                        32,000           60,000
Accrued commitment fees                                                                  47,000                -
Accrued fringe benefits                                                                 183,000          244,000
Accrued insurance                                                                       128,000           32,000
Accrued rent                                                                             21,000            5,000
Other                                                                                   381,000          252,000
                                                                                     ----------       ----------
Total Accrued Liabilities                                                            $1,535,000       $1,171,000
                                                                                     ==========       ==========

NOTE 9 - LONG-TERM DEBT

Long-term debt of the Corporation less amounts due within one year is as follows:

                                                                                              JANUARY 31,
                                                                                         1996            1995
                                                                                     ----------------------------
Term loan due in monthly installments of $14,000, plus
   interest at 3% above the prime rate, due in December 1996.                        $  492,000        $  528,000

Revolving line of credit in the amount of $2,420,000 at
  January 31, 1996 maturing on May 1, 1997 and bearing interest
  at 3% above the prime rate.                                                         2,420,000                 -

Revolving line of credit in the amount of $3,700,000 bearing interest at 7% above the prime rate, net of discount, paid
   in February 1995.                                                                          -         3,526,000

Other notes payable and capital lease obligations with interest
 rates ranging from 6.75% to 11.90% with various maturities.                             66,000            78,000
                                                                                     ----------        ----------

                                                                                      2,978,000         4,132,000

Less amount due within one year                                                         192,000            43,000
                                                                                     ----------        ----------

                                                                                     $2,786,000        $4,089,000
                                                                                     ==========        ==========

The majority of the Corporation's property and equipment are pledged as security for the above obligations.

Maturity requirements on long-term debt aggregate $192,000 in fiscal 1997, $2,778,000 in fiscal 1998 and $8,000 in fiscal 1999.

The Company paid approximately $901,000, $1,134,000 and $824,000 for interest costs during the years ended January 31, 1996, 1995 and 1994, respectively.

NOTE 10 - INCOME TAXES

The Corporation provides income taxes under the liability method as required by Statement of Financial Accounting Standards (SFAS) No. 109.

At January 31, 1996, the Corporation has net operating loss carryforwards of approximately $10,300,000 for income tax purposes which expire in years 2002 through 2011. For financial reporting purposes, a valuation allowance of approximately $4,194,000 has been recognized to offset the deferred tax asset related to those carryforwards and to other deferred tax assets. When realized, the tax benefit of these net operating loss carryforwards will be applied to reduce income tax expense. These loss carryforwards are subject to various restrictions based on future operations of the group. The valuation allowance increased by approximately $1,249,000 during the year ended January 31, 1996. The increase was primarily due to the current year increase in deductible temporary differences.

The Corporation filed a consolidated federal return with its subsidiaries in fiscal 1995 and 1994. Due to the public offering of PDGR stock on February 9, 1995, the Corporation's ownership in PDGR was reduced to 59.5%. Therefore, the Corporation and PDGR will file separate federal returns for fiscal 1996. For state purposes, each subsidiary generally files separate returns.

Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Corporation's deferred tax liabilities and assets as of January 31, 1996 and 1995 are as follows:


                                                                          JANUARY 31,
                                                                   1996                   1995
                                                                --------------------------------
      Deferred tax liabilities:

           Tax over book depreciation                           $   531,000        $    433,000

      Deferred tax assets:

           Accounts receivable allowance                            430,000             250,000
           Workers compensation reserve                             129,000              62,000
           Other                                                    116,000              58,000
           Net operating loss carryforwards                       4,050,000           3,008,000
                                                                -----------        ------------


           Total deferred tax assets                              4,725,000           3,378,000

      Valuation allowance for deferred tax assets                 4,194,000           2,945,000
                                                                -----------        ------------

           Net deferred tax assets                                  531,000             433,000
                                                                -----------        ------------

           Net deferred tax liabilities                         $         -        $          -
                                                                ===========        ============

Significant components of the provision for income taxes are as follows:

                                                                        FOR THE YEARS ENDED JANUARY 31,
                                                                   1996                1995              1994
                                                                -------------------------------------------------
Current:
   Federal                                                      $         -        $         -        $        -
   State                                                                  -             55,000            53,000
                                                                -----------        -----------        ----------
   Total current                                                          -             55,000            53,000

Deferred:
   Federal                                                                -                  -                 -
   State                                                                  -                  -        $   31,000
                                                                -----------        -----------        ----------
   Total deferred                                                         -                  -        $  (31,000)
                                                                -----------        -----------        ----------
Total income tax provision                                      $         -        $    55,000        $   22,000
                                                                ===========        ===========        ==========


The reconciliation of income tax computed at the federal statutory rates to income tax expense is as follows:

                                                                         FOR THE YEARS ENDED JANUARY 31,
                                                                  1996                1995              1994
                                                                -------------------------------------------------
Tax at statutory rate                                          $  (645,000)        $  (306,000)       $ (643,000)
State income taxes, net of federal tax benefit                           -              36,000            35,000
Limitation on utilization of net operating loss                    645,000             276,000           616,000
Goodwill                                                                 -              18,000                 -
Other                                                                    -              31,000            14,000
                                                                ----------         -----------        ----------

                                                                $        -         $    55,000        $   22,000
                                                                ==========         ===========        ==========

The Corporation paid approximately $86,000, $51,000 and $83,000 for federal and state income taxes during the years ended January 31, 1996, 1995 and 1994, respectively.

NOTE 11 - NOTES RECEIVABLE - OFFICERS

At January 31, 1996 and 1995, the Corporation had approximately $197,000 in notes receivable from its officers in the form of personal loans. A breakdown of the notes receivable balance by officer is as follows: John C. Regan, Chairman -$95,000; David J. D'Appolonia, President - $65,000; Dulcia Maire, Secretary -$30,000 and Lawrence Horvat, Vice President - $7,000. These loans are evidenced by demand notes and bear interest at the rate of 6% per annum.

NOTE 12 - COMPENSATION PLANS

The Corporation maintains a qualified incentive stock option plan (the "Plan") which provides for the grant of incentive options to purchase an aggregate of up to 700,000 shares of the common stock of the Corporation to certain officers and employees of the Corporation and its subsidiaries.

The following table summarizes information with respect to the Plan for the three years ended January 31, 1996.

                                                                                                       OPTION
                                                                                  NUMBER OF          PRICE RANGE
                                                                                   SHARES             PER SHARE
                                                                               ----------------------------------
OUTSTANDING AT JANUARY 31, 1993                                                     243,625         $0.60 - $6.00
Granted                                                                              84,000             $1.63
Exercised                                                                           (22,375)        $0.60 - $1.91
Cancelled - Reusable                                                                (17,750)        $0.60 - $3.49
                                                                                 ----------
OUTSTANDING AT JANUARY 31, 1994                                                     287,500         $0.60 - $6.00
Exercised                                                                            (5,500)            $0.60
Cancelled-Reusable                                                                  (18,000)        $1.63 - $6.00
                                                                                 ----------
OUTSTANDING AT JANUARY 31, 1995                                                     264,000         $0.60 - $2.94
Granted                                                                              11,000             $0.75
Cancelled - Reusable                                                                (46,998)        $1.63 - $2.94
                                                                                 ----------
Outstanding January 31, 1996                                                        228,002         $0.60 - $2.94
                                                                                 ==========
EXERCISABLE AT JANUARY 31, 1996                                                     199,996         $0.60 - $2.94
                                                                                 ==========
RESERVED FOR FUTURE GRANTS AT JANUARY 31, 1996                                      348,750
                                                                                 ==========


Cancellations in fiscal 1996 include 33,497 options relinquished by employees receiving options for PDGR stock.

The following table summarizes information with respect to non-qualified stock options for the three years ended January 31, 1996.

                                                                                                       OPTION
                                                                                  NUMBER OF          PRICE RANGE
                                                                                   SHARES             PER SHARE
                                                                               ----------------------------------
OUTSTANDING AT JANUARY 31, 1993                                                     158,250        $0.60 - $6.00
Expired                                                                             (15,000)           $6.00
                                                                              ------------
OUTSTANDING AT JANUARY 31, 1994                                                     143,250        $0.60 - $6.00
Expired                                                                            (117,000)           $3.00
                                                                               ------------
OUTSTANDING AT JANUARY 31, 1995                                                      26,250        $0.60 - $6.00
Expired                                                                              (3,125)           $6.00
                                                                               ------------
OUTSTANDING AT JANUARY 31, 1996                                                      23,125        $0.60 - $6.00
                                                                               ============
EXERCISABLE AT JANUARY 31, 1996                                                      23,125        $0.60 - $6.00
                                                                               ============

The Corporation also maintains the 1990 Stock Option Plan for Employee Directors (the "Employee Directors Plan") which provides for the grant of options to purchase an aggregate of up to 250,000 shares of the Corporation's common stock. Options to purchase 103,000 shares of the Corporation's common stock at an exercise price of $0.60 per share have been granted under the Employee Director Plan. At January 31, 1996, all of the options granted under the Employee Directors Plan were exercisable.

The 1990 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan") provides for the grant of options to purchase an aggregate of up to 350,000 shares of the Corporation's common stock. Options to purchase 220,712 shares of the Corporation's common stock at prices ranging from $0.60 per share to $4.52 per share have been granted under the Non-Employee Directors Plan. During the year ended January 31, 1994, options to purchase 38,500 shares of the Corporation's common stock were exercised at a price of $0.60 per share. Additionally, on December 16, 1993, options to purchase 40,000 shares of the Corporation's common stock were repriced from $4.52 per share to $1.63 per share. At January 31, 1996, 182,212 of the options granted under the Non-Employee Directors Plan were exercisable.

Effective November 1, 1994, the Corporation established the PDG Environmental Retirement Savings Plan (the "Retirement Savings Plan") under Section 401(k) of the Internal Revenue Code. Substantially all full time employees with at least one year of service, except for certain bargaining unit employees, are eligible to participate in the Retirement Savings Plan. Employees may contribute to the Retirement Savings Plan up to 15% of their eligible compensation. Under the terms of the Retirement Savings Plan, the Corporation may match up to 6% of compensation; to be determined annually by the Corporation's Board of Directors. Corporation contributions are 100% vested after seven years of service. There were no contributions made by the Corporation in the years ended January 31, 1996 and 1995.

During the year ended January 31, 1995, PDGR approved the adoption of a stock option plan for the issuance of up to 250,000 shares of PDGR common stock. The plan was subject to change, pending PDGR being registered as a public company. PDGR became a public company on February 9, 1995. Options to purchase 137,500 shares of PDGR's common stock were granted, of which options to purchase 93,500 shares were fully vested at an option price of $5.00. In February 1995, PDGR employees who received vested options under the plan were required to relinquish a like number of the Corporation's fully vested stock options which were previously granted. These relinquished stock options of the Corporation aggregated 33,497.

At January 31, 1996, there are options to purchase 140,000 shares of PDGR's common stock outstanding with an exercise price of $1.91 per share for 15,000 shares and $5.00 per share for the remaining 125,000. Of the amount outstanding at January 31, 1996, options to purchase 98,332 shares of common stock at $5.00 per share are vested.

NOTE 13 - STOCK WARRANTS

At January 31, 1996 and 1995, the Corporation had approximately 1,007,000 fully vested warrants outstanding. The exercise price of the warrants range from $0.75 per share to $4.25 per share and the expiration dates range from fiscal 1997 through fiscal 2001. The majority of these warrants were issued in conjunction with the financings discussed in Note 7.

NOTE 14 - COMMON STOCK

The Corporation has reserved approximately 744,000 shares of its common stock for issuance in the event of conversion of its Series A Preferred Stock. The Corporation has also reserved approximately 2,564,000 shares of its common stock for issuance under its stock option plans, stock warrants and common stock rights.

NOTE 15 - PREFERRED STOCK

At the Corporation's Annual Meeting of Stockholders held on July 23, 1993, the following matters were approved by a majority of the Corporation's preferred and common stockholders which affected the Corporation's Series A Preferred stock and common stock: a reduction in the Series A Preferred Stock dividend rate from 9% to 2% and the cancellation of the accrued but unpaid dividends and the special voting rights associated with such preferred stock in the event of a certain accumulation of accrued but unpaid dividends thereon; and a recapitalization of the Corporation in order to effect a one for two reverse stock split (the "Recapitalization"). In exchange for the forfeiture of the accrued but undeclared and unpaid dividends, the holders of the Series A Preferred Stock were granted a common stock right which, if and when declared by the Board of Directors, will grant to the holders of such common stock rights shares of the common stock of the Corporation. At the May 23, 1995 Board of Directors meeting, the issuance of one third of the shares covered by the aforementioned right was approved. At January 31, 1996 and 1995, there were 560,143 and 840,214 common stock rights outstanding, respectively. The Recapitalization was contingent upon the Corporation's listing on the American Stock Exchange. The Corporation made a decision not to currently pursue such a listing, therefore, the Recapitalization was indefinitely postponed.

The amendment to the Series A Preferred Stock became effective on September 1, 1993. Prior to the amendment to the Series A Preferred Stock, 110,885 shares of Series A Preferred Stock were converted into 541,872 shares of common stock. Additionally, effective September 1, 1993, two executive officers of the Corporation, John Regan, Chairman and Chief Executive Officer and David D'Appolonia, Vice Chairman and President, converted their Series A Preferred Stock holdings totaling 624,275 shares into common stock totaling 2,497,100 shares. As a result of the amendment and the conversion, the Corporation's annual Series A Preferred Stock dividend requirement has been reduced from $900,000 to $53,000.

On November 1, 1995 and September 8, 1994, 49,047 shares and 29,740 shares, respectively, of the Corporation's Series A Preferred Stock and cumulative dividends in arrears were converted into 204,902 shares and 121,392 shares, respectively, of Common Stock. At January 31, 1996, there were 186,052 shares of the Corporation's Series A Preferred Stock outstanding. Cumulative dividends in arrears on the Series A Preferred Stock were approximately $91,000 at January 31, 1996.

The Series A Preferred Stock is convertible into four shares of the Corporation's common stock at the option of the preferred stockholder.
However, if at the time of conversion the Corporation is in arrears on the payment of dividends on such preferred stock, the holder is entitled to receive additional shares of the Corporation's common stock at the conversion price of $2.50 per share, upon conversion, equivalent to the cumulative dividends in arrears. The Series A Preferred Stock is callable at the Corporation's option at a cash price per share of $11.00 plus any accrued and unpaid dividends until the redemption date. The conversion rate on the Series A Preferred Stock is subject to adjustment as a result of certain changes in the Corporation's capital structure or distributions to common stockholders (except for cash dividends permissible under law).

Pursuant to a Share Purchase Agreement with Conversion Industries, Inc. dated as of December 23, 1992 (the "Conversion Agreement"), Conversion Industries, Inc. ("Conversion") purchased $1,069,000 of newly issued Series B, cumulative convertible preferred stock (the "Series B Preferred Stock") in the Corporation. On June 12, 1993, 100 shares of the Corporation's Series B Preferred Stock outstanding were converted into 905,484 shares of common stock at the option of the holder of such shares. The conversion included 5,484 additional shares of common stock representing cumulative dividends in arrears on the Series B Preferred Stock. On May 23, 1994, Conversion distributed all of its 905,484 shares of the Corporation's common stock to its shareholders.

NOTE 16 - NET INCOME (LOSS) PER COMMON SHARE

The loss per common share for the years ended January 31, 1996 and 1994 is computed by adjusting the net loss for annual preferred dividend requirements and then dividing this amount by the weighted average number of shares of common stock outstanding during the year. Stock options and warrants have not been reflected as exercised for purposes of computing the loss per share for the years ended January 31, 1996 and 1994 since the exercise of such options and warrants would be antidilutive. In addition, the outstanding shares of Series A and Series B Preferred Stock have not been reflected as converted in the year ended January 31, 1994 since the conversion has an antidilutive effect on the loss per share. Earnings per share for the year ended January 31, 1995 are calculated by dividing the net income by the average common shares outstanding and dilutive common stock equivalents.

As discussed in Note 15, conversions of both the Series A and Series B Preferred Stock occurred during fiscal 1994. The supplementary primary loss per share is $(0.19) for the year ended January 31, 1994 based on 7,978,000 of weighted average common shares outstanding. This supplementary earnings per share calculation assumes that the Series A and Series B Preferred Stock conversions and the related common stock rights occurred on February 1, 1993.

NOTE 17 - COMMITMENTS AND CONTINGENCIES

The Corporation leases certain facilities and equipment under non-cancelable operating leases. Rental expense under operating leases aggregated $565,000, $535,000 and $554,000 for the years ended January 31, 1996, 1995 and 1994, respectively. Minimum rental payments under these leases with initial or remaining terms of one year or more at January 31, 1996 aggregated $1,217,000 and payments due during the next five fiscal years are as follows: 1997 - $372,000; 1998 - $291,000; 1999 - $234,000; 2000 - $202,000; and 2001 -
$15,000.

During fiscal 1995, International Surplus Lines Insurance Co. ("ISLIC"), filed a complaint against PDGES, a subsidiary of PDGR, to recover certain refunds claimed to be owed by PDGES to ISLIC as a result of insurance advances made to PDGES on behalf of two of ISLIC's insured customers. ISLIC claims that PDGES was paid for its work by both ISLIC and the Florida Department of Environmental Resources under a state administered clean-up program. ISLIC contends that PDGES must reimburse ISLIC for the specific items ISLIC paid which were also paid for by the State of Florida. However, ISLIC has never specified the items for which it has requested reimbursements. PDGES contests the amount and the timing of such reimbursements. ISLIC claims that, pursuant to its agreement with its two insured, ISLIC paid PDGES $1,744,993 for clean-up costs and that PDGES reimbursed ISLIC $412,000 for a net advance of $1,334,993. According to the records of PDGES, ISLIC actually paid only $1,346,220, which PDGES recorded as a current liability when it was received. Without a breakdown of costs from ISLIC identifying which clean-up costs were paid for by ISLIC, PDGES cannot determine the specific amount of ISLIC's claim. At January 31, 1996, PDGES has $1,284,000 recorded as an advance from ISLIC.

On December 19, 1994, PDGES filed an Answer and Counter-claims to the complaint in which PDGES vigorously contests the allegations in the complaint. The counterclaim is for an amount in excess of $2,517,215, and this amount continues to increase. The basis of the counterclaim is that PDGES has continued to clean up sites covered by the ISLIC insurance. The counterclaim is based upon the legal theories of breach of contract, bad faith (insurance), unjust enrichment, promissory estoppel and implied contract.

PDGES and ISLIC met in March 1996 to explore settlement options; however, to date the parties have been unable to reach a settlement. Discovery with respect to the matter will be completed on May 3, 1996, and the trial is expected to commence on August 5, 1996.

The registrant has been named defendant in a purported class action involving the purchase by all persons and entities who purchased PDGR's common stock from February 9, 1995, the effective date of the initial public offering, through May 23, 1995. The plaintiff is seeking certification of the action as a class action and recision of the purchase of shares of common stock by members of the purported class or statutory damages, as well as interest, attorneys' fees and other costs and expenses. The registrant believes that the plaintiff's allegations are without merit or that there are meritorious defenses to the allegation, and intends to defend the action vigorously.

On September 1, 1995, an answer was filed on behalf of the registrant, its officers and directors and PDGR which generally denied the plaintiff's claims. By letter dated December 5, 1995, the plaintiff requested a pre-motion conference on a motion for class certification. By letter dated December 6, 1995, the underwriter's counsel requested a pre-motion conference on a motion to dismiss the complaint. In December 1995, the underwriter defendants filed a notice of motion to dismiss memorandum of law in support of the motion. The court has not yet acted on this motion. The parties have begun initial discovery with respect to the action.

NOTE 18 - BUSINESS SEGMENT DATA

The Corporation operates principally in the asbestos abatement and environmental remediation segments. Operations in asbestos abatement involve providing asbestos abatement services to public and private sectors, including removal and disposal, enclosure and encapsulation. The environmental remediation segment has principally focused on the underground storage tank remediation business and the soil remediation business. Operating income
(loss) is total revenue less operating expenses excluding interest. Identifiable assets by segment are those assets used in the Corporation's operations in each segment.

The following is selected information about the Corporation's operations for the three years ended January 31, 1996:

                                                               ASBESTOS       ENVIRONMENTAL         CORPORATE
                                                               ABATEMENT       REMEDIATION         AND GENERAL        TOTAL
                                                             -----------------------------------------------------------------
FISCAL 1996:
Contract revenues                                            $16,215,000        $ 4,779,000       $       -        $20,994,000
Operating income (loss)                                          530,000           (858,000)       (2,097,000)      (2,425,000)
Depreciation and amortization                                    388,000            239,000           137,000          764,000
Capital expenditures                                             322,000             58,000            24,000          404,000
Identifiable assets                                            5,659,000          5,614,000           177,000       11,450,000

FISCAL 1995:
Contract revenues                                            $17,659,000        $ 9,361,000       $         -      $27,020,000
Operating income (loss)                                        1,201,000          1,427,000        (2,605,000)          23,000
Depreciation and amortization                                    536,000            222,000            82,000          840,000
Capital expenditures                                             165,000            134,000             5,000          304,000
Identifiable assets                                            6,612,000         11,416,000          (509,000)      17,519,000

FISCAL 1994:
Contract revenues                                            $16,221,000        $ 5,435,000       $         -      $21,656,000
Operating income (loss)                                          394,000            903,000        (2,657,000)      (1,360,000)
Depreciation and amortization                                    568,000            190,000            19,000          777,000
Capital expenditures                                             227,000            187,000            56,000          470,000
Identifiable assets                                            5,299,000          5,944,000           467,000       11,710,000


PDGR has historically performed a substantial amount of work under a Florida state funded site rehabilitation program (the "EDI Program") which provides for the remediation of contaminated sites related to the storage of petroleum and petroleum products. The EDI Program has undergone substantial modification during the fiscal year ended January 31, 1996 due to an imbalance in the Inland Protection Trust Fund between reimbursement application expenditures for work performed under the EDI Program and revenues generated for the EDI Program, as well as a concern that the majority of the site rehabilitation work was being conducted at sites that are not considered to be high priority in terms of the potential impact on drinking water supplies.

On March 8, 1995, Florida's Governor Lawton Chiles issued Executive Order 95-2 suspending processing of payment applications under the EDI Program and on March 16, 1995 the Senate passed a bill establishing a protocol for continued work on sites based on their priority ranking and a pre-approval process for both the scope and the cost of work for petroleum clean up program tasks.

It was anticipated that the Florida legislature would pass final legislation to amend the EDI Program prior to adjournment in May 1995; however, on May 11, 1995, the legislature adjourned for the year without acting on proposed changes to the EDI Program or the Inland Protection Trust Fund. As a result of the legislative inaction, PDGR has continued to work under the legislation passed on March 27, 1995.

On July 26, 1995, the Florida Department of Environmental Protection ("FDEP") issued guidance to contractors operating under the EDI Program for requesting pre-approval from the FDEP prior to commencing work on eligible sites. A supplement was issued to this guidance on October 11, 1995 which contains maximum allowable charges for contractors to employ in the pre-approval process.

The change in the legislation surrounding the EDI Program has had a material adverse effect on PDGR operations during fiscal 1996, and this affected the Corporation to the extent of its 60% ownership in PDGR since the number of sites in the Corporation's backlog immediately eligible for continued reimbursement were significantly reduced.

Additionally, the EDI Program changes has resulted in substantial reductions in the Corporation's contract revenues resulting in significant operating losses in fiscal 1996. The Corporation expects these contract revenue reductions and operating losses to continue into the first and second quarters of fiscal 1997.

PDGR has responded to the impact of these revenue reductions through prudent reductions in staff and other overhead costs, the reallocation of a portion of its workforce to cover existing backlog at PDGR's Pennsylvania remediation service operation and an intense marketing effort focused on obtaining remediation service contracts for high priority sites eligible for reimbursement under the revised Florida state-funded site rehabilitation program (the "Pre-Approval Program") and for remediation service contracts outside the Pre-Approval Program.

While PDGR has increased its backlog of high priority sites eligible for participation in the EDI Program during the fourth quarter of Fiscal 1996, the implementation time associated with the pre-approval process by the FDEP has prevented the Corporation from working on these high priority sites during the first quarter of Fiscal 1997.

PDGR anticipates that its operations during the first and second quarter of fiscal 1997 may continue to be adversely affected by the delays associated with the Pre-Approval Program.

In general, PDGR anticipates that it will experience lower margins on work associated with the pre-approval process; however, it believes that profitable operating margins are still possible provided PDGR maintains a sufficient volume of work under the EDI Program.

NOTE 19 - SUBSEQUENT EVENT

On March 13, 1996, PDGR entered into a letter of intent to acquire SPATCO Environmental, Inc. ("Spatco"); an environmental remediation service company located in the southeastern United States, from its sole shareholder, Vigour Holding & Finance b v, in exchange for shares of PDGR common stock. Spatco generated revenues of approximately $12 million in 1995. The effect of this acquisition will be to replace and expand some of PDGR's revenues which were severely depressed by the changes in fiscal year 1996 under the EDI Program.

The consummation of the transaction is subject to a number of conditions including the negotiation and execution of a definitive agreement. The parties expect the transaction to close within 75 days of the execution of the letter of intent.

                            PDG ENVIRONMENTAL, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                              FOR THE YEARS ENDED
                        JANUARY 31, 1996, 1995 AND 1994


                                              BALANCE AT          ADDITIONS                           BALANCE
                                              BEGINNING            CHARGED                            AT CLOSE
                                               OF YEAR            TO INCOME      DEDUCTIONS(1)        OF YEAR
                                             -----------          ---------      -------------        --------
1996
Allowance for doubtful accounts             $      624,000    $      402,000     $     258,000     $      768,000
                                            ==============    ==============     =============     ==============
1995
Allowance for doubtful accounts             $      480,000    $      260,000     $     116,000     $      624,000
                                            ==============    ==============     =============     ==============
1994
Allowance for doubtful accounts             $      125,000    $      355,000     $           -     $      480,000
                                            ==============    ==============     =============     ==============

(1) Uncollectible accounts written off, net of recoveries.

- --------------------------------------------------------------------------------

                            PDG ENVIRONMENTAL, INC.

           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 16, 1996

         The undersigned hereby constitutes and appoints Dulcia Maire, with powers of substitution, as proxies, to vote all of the shares of the Common Stock of the Corporation registered in the name of the undersigned at the close of business on August 30, 1996, at the Annual Meeting of Stockholders of the Corporation to be held on October 16, 1996 at 9:00 A.M., E.D.T. at the Harley Hotel, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, and at any adjournment thereof, upon the matters described in the Notice of such Annual Meeting and Proxy Statement dated September 12, 1996, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Meeting.

         The shares represented by this Proxy will be voted and the shares represented by this Proxy will be voted as specified hereon, but if no specification is made, the proxies intend to vote FOR the election of the nominees listed in the Proxy Statement and FOR approval of the other proposals described in the Proxy Statement.

      a. Election of Directors        FOR ALL NOMINEES LISTED BELOW / /              WITHHOLD AUTHORITY / /
                                      (EXCEPT AS MARKED TO THE CONTRARY BELOW)       TO VOTE FOR ALL NOMINEES LISTED BELOW

     John C. Regan and Richard A. Bendis for a term of one year.
     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     ----------------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          (Continued and to be signed and voted on the reverse side.)
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

     b. Ratification of the Independent Auditors
             / / FOR            / / AGAINST            / / ABSTAIN

     c. Amendment to Corporation Incentive Stock Option Plan
             / / FOR            / / AGAINST            / / ABSTAIN

     d. Amendment to Corporation's 1990 Stock Option Plan for Non-Employee Directors
             / / FOR            / / AGAINST            / / ABSTAIN

                                            Signature(s) must correspond
                                            with the name or names as they
                                            appear printed on this Proxy.
                                            When signing as attorney,
                                            administrator, executor,
                                            guardian or trustee, please add
                                            your full title as such. If
                                            shares are registered in the
                                            names of joint tenants or
                                            trustees, each joint tenant or
                                            trustee should sign.

                                            DATED:                   , 1996
                                                  -------------------

                                            -------------------------------

                                            -------------------------------
                                            Signature(s) of Stockholder(s)

                                            PLEASE DATE, SIGN AND MAIL THIS
                                            PROXY IN THE ENVELOPE PROVIDED,
                                            POSTAGE NOT NECESSARY IF MAILED
                                                 IN THE UNITED STATES.

- --------------------------------------------------------------------------------